Filed Pursuant to Rule 424(b)(5)
Registration No. 333-127756

PROSPECTUS SUPPLEMENT

(to Prospectus dated September 7, 2005)

7,000,000 Shares

NPS Pharmaceuticals, Inc.

Common Stock

We are issuing 7,000,000 shares of our common stock.

Our common stock is listed on the Nasdaq National Market under the symbol “NPSP.” On September 8, 2005, the last reported sale price of our common stock on the Nasdaq National Market was $11.39 per share.

Investing in our common stock involves risk. See “ Risk Factors” on page S-2 of this prospectus supplement.

	Per Share	Total
Public offering price	$11.35	$79,450,000

Underwriting discounts and commissions	$0.10	$700,000

Proceeds to us (before expenses)	$11.25	$78,750,000

We have granted the underwriter a 30-day option to purchase up to an additional 1,050,000 shares from us on the same terms and conditions as set forth above if the underwriter sells more than 7,000,000 shares of common stock in this offering.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Lehman Brothers expects to deliver the shares on or about September 13, 2005.

LEHMAN BROTHERS

September 8, 2005

Prospectus Supplement

Prospectus

Unless the context otherwise requires, “we,” “us,” “our” and similar terms, as well as references to “the Company” and “NPS,” refer to NPS Pharmaceuticals, Inc. and our consolidated subsidiaries.

You should rely only on the information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus. We have not, and the underwriter has not, authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making offers to sell or solicitations to buy the securities in any jurisdiction in which an offer or solicitation is not authorized or in which the person making that offer or solicitation is not qualified to do so or to anyone to whom it is unlawful to make an offer or solicitation. You should not assume that the information in this prospectus or any prospectus supplement, as well as the information we previously filed with the SEC that we incorporate by reference in this prospectus or any prospectus supplement, is accurate as of any date other than its respective date. Our business, financial condition, results of operations and prospects may have changed since those dates.

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NPS PHARMACEUTICALS, INC.

Our objective is to build a profitable biopharmaceutical company by discovering, developing and commercializing small molecule drugs and recombinant proteins. Our current products and product candidates are primarily for the treatment of bone and mineral disorders, gastrointestinal disorders and central nervous system disorders. We have one U.S. Food and Drug Administration, or FDA, approved product as well as other product candidates in various stages of clinical development and preclinical development. We are also promoting another FDA approved product on behalf of another pharmaceutical company.

Our FDA approved product, cinacalcet HCl, has received marketing approval in the United States, the European Union and Canada, for the treatment of secondary hyperparathyroidism in chronic kidney disease patients on dialysis and for the treatment of elevated calcium levels in patients with parathyroid carcinoma. We have licensed to Amgen Inc., or Amgen, worldwide rights to cinacalcet HCl, with the exception of Japan, China, North and South Korea, Hong Kong and Taiwan, where we have licensed such rights to Kirin Brewery Company, Ltd., or Kirin. Amgen developed and is marketing cinacalcet HCl in the United States under the brand name Sensipar® and in Europe under the brand name Mimpara®. Kirin is presently in Phase 3 clinical trials with cinacalcet HCl. Both Amgen and Kirin have contractually committed to pay us royalties on their sales of cinacalcet HCl.

PREOS® is our most advanced product candidate. PREOS® is our brand name for recombinant, full-length human parathyroid hormone which we are developing as a potential treatment for post-menopausal osteoporosis. We have successfully completed a pivotal Phase 3 clinical trial with PREOS®. We filed a new drug application, or NDA, with the FDA for approval to market PREOS® in the United States in May 2005. The FDA has accepted the NDA for PREOS® for review. We have granted to Nycomed Danmark ApS, or Nycomed, the exclusive right to market and sell PREOS® in Europe. Nycomed also assumed responsibility to file all necessary regulatory filings to obtain marketing approval for PREOS® in Europe. Nycomed filed its European marketing authorization application, or MAA, with the European Medicines Evaluation Authority, or EMEA, in March 2005. Upon approval, Nycomed intends to market PREOS® in Europe under the brand name PREOTACT®.

We are conducting a pivotal Phase 3 clinical trial with teduglutide, our analog of glucagon-like peptide 2, in patients with short bowel syndrome and are also conducting a proof-of-concept Phase 2 clinical trial in patients with Crohn’s disease. Our corporate licensee, GlaxoSmithKline, is engaged in Phase 1 clinical development activities with calcilytic compounds licensed from us for the potential use in osteoporosis. Additionally, the first investigational new drug application has been filed with the FDA for a compound active at metabotropic glutamate receptors. The compound was selected from an array of molecules included in a joint research and development agreement with AstraZeneca AB. We are also evaluating the potential use of a proprietary compound, isovaleramide, in a variety of central nervous system disorders. In August 2004, we entered into an agreement with Amgen to promote Amgen’s proprietary drug, Kineret®, a biologic therapy approved for the treatment of moderate to severe rheumatoid arthritis. We believe our activities under this agreement will accelerate our creation of a sales organization in preparation for the commercial launch of PREOS®. We have also entered into a collaborative research, development and license agreement with Janssen Pharmaceutical N.V., a subsidiary of Johnson & Johnson. Janssen has initiated a Phase 1 clinical study with a compound licensed under this agreement.

RISK FACTORS

Before you invest in our common stock, you should consider carefully the following factors, in addition to the other information contained and incorporated by reference in this prospectus supplement and the accompanying prospectus. Investing in our common stock involves a high degree of risk.

Risks Related to Our Business

We have a history of operating losses. We expect to incur net losses and we may never achieve or maintain profitability.

With the exception of 1996, we have not been profitable since our inception in 1986. We incurred a net loss of $87.1 million for the six month period ended June 30, 2005 and we reported net losses of $168.3 million, $170.4 million and $86.8 million for the years ended 2004, 2003 and 2002, respectively. As of June 30, 2005 and December 31, 2004, we had an accumulated deficit of approximately $673.6 million and $586.5 million, respectively. To date, our sole revenue from product sales has been in the form of royalty payments from Amgen on sales of cinacalcet HCl. We have assigned the right to receive future royalties from Amgen for sales of cinacalcet HCl to a wholly owned subsidiary. The subsidiary has pledged the right to such royalties as security for the repayment of certain notes. Until such notes, with a carrying value of $175.0 million at June 30, 2005, are paid in full, all royalties from Amgen will go to repay the loan and related interest and not to us. If the Amgen royalties are not sufficient to repay the notes on a timely basis, or at all, then we may never receive additional cashflows from future royalty payments from Amgen on sales of cinacalcet HCl. We have not generated any other revenue from product sales to date, and it is possible that we will never have sufficient product sales revenue to achieve profitability. We expect to continue to incur losses for at least the next several years as we and our collaborators and licensees pursue clinical trials and research and development efforts. To become profitable, we, either alone or with our collaborators and licensees, must successfully develop, manufacture and market our current product candidates, particularly PREOS® and cinacalcet HCl, as well as continue to identify, develop, manufacture and market new product candidates. It is possible that we will never have significant product sales revenue or receive significant royalties on our licensed product candidates.

If funding is insufficient at any time in the future, we may not be able to develop or commercialize our products, take advantage of business opportunities or respond to competitive pressures.

Our current and anticipated operations, particularly our product development and commercialization programs for PREOS® and teduglutide, require substantial capital. We expect that our existing cash and cash equivalents will sufficiently fund our current and planned operations through at least mid-2006. However, our future capital needs will depend on many factors, including the extent to which we enter into collaboration agreements with respect to any of our proprietary product candidates, receive royalty and milestone payments from our collaborators and make progress in our internally funded research, development and commercialization activities. Our capital requirements will also depend on the magnitude and scope of these activities, our ability to maintain existing and establish new collaborations, the terms of those collaborations, the success of our collaborators in developing and marketing products under their respective collaborations with us, the success of our contract manufacturers in producing clinical and commercial supplies of our product candidates on a timely basis and in sufficient quantities to meet our requirements, competing technological and market developments, the time and cost of obtaining regulatory approvals, the extent to which we choose to commercialize our future products through our own sales and marketing capabilities, the cost of preparing, filing, prosecuting, maintaining and enforcing patent and other rights and our success in acquiring and integrating complimentary products, technologies or companies. We do not have committed external sources of funding, and we cannot assure you that we will be able to obtain additional funds on acceptable terms, if at all. If adequate funds are not available, we may be required to:

•	engage in equity financings that would be dilutive to current stockholders;

•	delay, reduce the scope of or eliminate one or more of our development programs;

•	obtain funds through arrangements with collaborators or others that may require us to relinquish rights to technologies, product candidates or products that we would otherwise seek to develop or commercialize ourselves; or

•	license rights to technologies, product candidates or products on terms that are less favorable to us than might otherwise be available.

We are substantially dependent on our ability to obtain regulatory approval to market PREOS®. Our business will be materially harmed and our stock price may be adversely affected if regulatory approval is not obtained or is delayed with respect to this product candidate.

In May 2005 we filed an NDA for PREOS® with the FDA seeking approval to market PREOS® in the United States. The FDA has accepted the NDA for review. In March 2005, our corporate licensee, Nycomed, filed an MAA with the EMEA seeking approval to market PREOS® in Europe. The process of obtaining FDA and other regulatory approvals is costly, time consuming, uncertain and subject to unanticipated delays. In order to obtain the necessary regulatory approvals, we must demonstrate with substantial evidence from well-controlled clinical trials and to the satisfaction of the applicable regulatory reviewing agency that this product is both safe and efficacious. We believe the results of the pivotal Phase 3 clinical trial demonstrated safety and efficacy with respect to PREOS®. However, there is no assurance that the FDA or the EMEA will accept the results of those studies and determine that the applicable regulatory requirements for approval have been met. The FDA may require additional testing for safety and efficacy, which would result in a substantial delay in the regulatory approval process for us. Our corporate licensee, Nycomed, has assumed responsibility for obtaining regulatory approval to market PREOS® in Europe. We are dependent on their efforts in this area. If we or Nycomed fail to successfully obtain regulatory approvals for PREOS®, or face delays, our business will be materially harmed and our stock price may be adversely affected.

We are entirely dependent on the efforts of Nycomed to develop and market PREOS® in Europe. If Nycomed does not devote adequate resources to the development and marketing of PREOS® in Europe or if Nycomed is not successful in its efforts, our sales of PREOS® in Europe will be reduced, our profitability will be delayed and our stock price adversely affected.

We have licensed to Nycomed the exclusive right to develop and market PREOS® in Europe. Nycomed has also assumed responsibility to obtain regulatory approval to market PREOS® in Europe. If Nycomed is not able to obtain regulatory approval to market PREOS®in Europe in a timely manner or at all, or if it does not devote adequate resources to the development and marketing of PREOS® in Europe then European sales of PREOS® will be negatively impacted which will adversely affect our profitability and stock price.

We may never develop any more commercial drugs or other products that generate revenues.

Cinacalcet HCl is our only drug, to date, that is generating revenues. Our remaining product candidates will require significant additional development, clinical trials, regulatory clearances and additional investment before they can be commercialized. Our product development efforts may not lead to commercial drugs for a number of reasons, including the failure of our product candidates to be safe and effective in clinical trials or because we have inadequate financial or other resources to pursue the programs through the clinical trial process. We do not expect to be able to market any of our existing product candidates for at least a year.

We have no manufacturing capabilities. We depend on third parties, including a number of sole suppliers, for manufacturing and storage of our product candidates used in our clinical trials. Product introductions may be delayed or suspended if the manufacture of our products is interrupted or discontinued.

We do not have manufacturing facilities to produce sufficient supplies of PREOS®, teduglutide or any of our other product candidates to support clinical trials or commercial launch of these products, if they are approved. We are dependent on third parties for manufacturing and storage of our product candidates. If we are unable to contract for a sufficient supply of our product candidates on acceptable terms, or if we encounter delays or difficulties in the manufacturing process or our relationships with our manufacturers, we may not have sufficient product to conduct or complete our clinical trials or support preparations for the commercial launch of our product candidates, if approved.

We depend on a number of contract manufacturers to supply key components of PREOS®. For instance, we have entered into agreements with SynCo Bio Partners B.V., or SynCo, and Boehringer Ingelheim Austria GmbH, or BI, to produce bulk supplies of the active pharmaceutical ingredient of PREOS® to support clinical trials and commercial launch. To date SynCo has been able to produce sufficient supplies of bulk drug product to meet our clinical requirements. The technology transfer process at BI has been completed, and initial manufacturing runs completed. We expect BI to be able to produce sufficient bulk drug supplies of active pharmaceutical ingredient of PREOS® on a timely basis. We also depend on Vetter Pharma-Fertigung GmbH Co KG, or Vetter, for the production of finished supplies of PREOS®. Because the “fill and finish” part of the manufacturing process for PREOS® requires the use of Vetter’s proprietary technology, Vetter is our sole source for finished supplies of PREOS®. Absent the development of an alternative method of delivery of PREOS®, we will remain dependent on the availability of this proprietary technology. We expect Vetter to be able to produce sufficient quantities of finished supplies of PREOS® to support further clinical trials and the commercial launch of PREOS®. We are also subject to the risk that disruptions in Vetter’s operations would result in delays in PREOS®, regulatory approvals and commercial introduction. In January 2004, we entered into a capacity reservation agreement with Vetter under which we have reserved future production capacity at Vetter for commercial supplies of PREOS®. If Vetter is unable to produce finished supplies of PREOS® in required quantities, on a timely basis or at all, we could be forced to ultimately develop an alternative delivery process for PREOS®, which would require additional clinical trials and regulatory approvals. Any disruption or termination of our relationship with Vetter would materially harm our business and financial condition and cause our stock price to decline.

We will be required to establish comparability between the finished drug product used in the conduct of our clinical trials and the commercial supplies of the finished drug product composed of the bulk drug product manufactured by BI and SynCo. FDA and comparable foreign regulatory approvals will be required. Both BI and SynCo will be required to pass regulatory inspections by the FDA and other comparable foreign regulatory agencies. Failure by one or both of them to pass these inspections would result in a delay in the approval of our PREOS® NDA.

We also have arrangements with contract manufacturers for clinical supplies of teduglutide. If clinical supplies of teduglutide are disrupted, exhausted, or fail to arrive when needed, we will have to substantially curtail or postpone current and planned clinical trials with those product candidates.

Dependence on contract manufacturers for commercial production involves a number of risks, many of which are outside our control. These risks include potential delays in transferring technology, and the inability of our contract manufacturer to scale production on a timely basis, to manufacture commercial quantities at reasonable costs, to comply with cGMP and to implement procedures that result in the production of drugs that meet our specifications and regulatory requirements.

Our reliance on contract manufacturers exposes us to additional risks, including:

•	there may be delays in scale-up to quantities needed for clinical trials and commercial launch or failure to manufacture such quantities to our specifications, or to deliver such quantities on the dates we require;

•	our current and future manufacturers are subject to ongoing, periodic, unannounced inspection by the FDA and corresponding state and international regulatory authorities for compliance with strictly enforced cGMP regulations and similar foreign standards, and we do not have control over our contract manufacturers’ compliance with these regulations and standards;

•	our current and future manufacturers may not be able to comply with applicable regulatory requirements, which would prohibit them from manufacturing products for us;

•	if we need to change to other commercial manufacturing contractors, the FDA and comparable foreign regulators must approve these contractors prior to our use, which would require new testing and compliance inspections, and the new manufacturers would have to be educated in, or themselves develop substantially equivalent processes necessary for, the production or our products;

•	our manufacturers might not be able to fulfill our commercial needs, which would require us to seek new manufacturing arrangements and may result in substantial delays in meeting market demand; and

•	we may not have intellectual property rights, or may have to share intellectual property rights, to any improvements in the manufacturing processes or new manufacturing processes for our products.

Any of these factors could cause us to delay or suspend clinical trials, regulatory submission, required approvals or commercialization of our products under development, entail higher costs and result in our being unable to effectively commercialize our products.

We do not currently intend to manufacture any of our product candidates, although we may choose to do so in the future. If we decide to manufacture our products, we would be subject to the regulatory risks and requirements described above. We would also be subject to similar risks regarding delays or difficulties encountered in manufacturing our pharmaceutical products and we would require additional facilities and substantial additional capital. We cannot assure you that we would be able to manufacture any of our products successfully in accordance with regulatory requirements and in a cost-effective manner.

Clinical trials are long, expensive and uncertain processes and the FDA may ultimately not approve any of our product candidates. We cannot assure you that data collected from preclinical and clinical trials of our product candidates will be sufficient to support approval by the FDA, the failure of which could delay our profitability and adversely affect our stock price.

Many of our research and development programs are at an early stage. Clinical trials are long, expensive and uncertain processes. Clinical trials may not be commenced or completed on schedule, and the FDA may not ultimately approve our product candidates for commercial sale. Further, even if the results of our preclinical studies or clinical trials are initially positive, it is possible that we will obtain different results in the later stages of drug development or that results seen in clinical trials will not continue with longer-term treatment. Drugs in late stages of clinical development may fail to show the desired safety and efficacy traits despite having progressed through initial clinical testing. For example, positive results in early Phase 1 or Phase 2 clinical trials may not be repeated in larger Phase 2 or Phase 3 clinical trials. All of our potential drug candidates are prone to the risks of failure inherent in drug development. The clinical trials of any of our drug candidates, including teduglutide could be unsuccessful, which would prevent us from commercializing the drug. Our failure to develop safe, commercially viable drugs would substantially impair our ability to generate revenues and sustain our operations and would materially harm our business and adversely affect our stock price.

If we fail to maintain our existing or establish new collaborative relationships, or if our collaborators do not devote adequate resources to the development and commercialization of our licensed drug candidates, we may have to reduce our rate of product development and may not see products brought to market or be able to achieve profitability.

Our strategy for developing, manufacturing and commercializing our products includes entering into various relationships with other pharmaceutical companies to advance many of our programs. We have granted exclusive development, commercialization and marketing rights to a number of our collaborators for some of our key product development programs, including cinacalcet HCl, PREOS®, calcilytics, mGluRs and glycine reuptake inhibitors. Except in the case of our collaboration with AstraZeneca for research involving mGluRs, our collaborators have full control over those efforts in their territories and the resources they commit to the programs. Accordingly, the success of the development and commercialization of product candidates in those programs depends on their efforts and is beyond our control. For us to receive any significant milestone or royalty payments from our collaborators, they must advance drugs through clinical trials, establish the safety and efficacy of our drug candidates, obtain regulatory approvals and achieve market acceptance of those products. As a result, if a collaborator elects to terminate its agreement with us with respect to a research program, our ability to advance the program may be significantly impaired or we may elect to discontinue funding the program altogether.

Under our agreement with AstraZeneca, we are required to co-direct the research and to pay for an equal share of the preclinical research costs, including capital and a minimum number of personnel through March 2006 unless earlier terminated by AstraZeneca or us upon six months advance written notice. This commitment of personnel and capital may limit or restrict our ability to initiate or pursue other research efforts.

As part of our product development and commercialization strategy, we evaluate whether to seek collaborators for our product candidates. If we elect to collaborate, we may not be able to negotiate collaborative arrangements for our product candidates on acceptable terms, if at all. If we are unable to establish collaborative arrangements, we will either need to increase our expenditures and undertake the development and commercialization activities at our own expense or delay further development of the affected product candidate.

Collaborative agreements, including our existing collaborative agreements, pose the following risks:

•	our contracts with collaborators may be terminated and we may not be able to replace our collaborators;

•	the terms of our contracts with our collaborators may not be favorable to us in the future;

•	our collaborators may not pursue further development and commercialization of compounds resulting from their collaborations with us;

•	a collaborator with marketing and distribution rights to one or more of our product candidates may not commit enough resources to the marketing and distribution of such candidates;

•	disputes with our collaborators may arise, leading to delays in or termination of the research, development or commercialization of our product candidates, or resulting in significant litigation or arbitration;

•	contracts with our collaborators may fail to provide significant protection if one or more of them fail to perform;

•	in some circumstances, if a collaborator terminates an agreement, or if we are found to be in breach of our obligations, we may be unable to secure all of the necessary intellectual property rights and regulatory approval to continue developing the same compound or product;

•	our collaborators could independently develop, or develop with third parties, drugs that compete with our products; and

•	we may be unable to meet our financial or other obligations under our collaborative agreements.

We cannot assure you of the success of our current collaborative efforts nor can we assure you of the success of any of our future collaborative efforts. If our collaborative efforts fail, our business and financial condition would be materially harmed.

If the agreement with Amgen to promote Kineret® is terminated prior to its initial term, our profitability will be adversely impacted and our efforts to develop a sales force prior to the commercial launch of PREOS® will be delayed.

We have entered into an agreement with Amgen to promote Amgen’s FDA approved drug Kineret®. Amgen may terminate the agreement on our breach or on the occurrence of other events. If the agreement is terminated prior to expiration of its initial term our expected revenues from our promotional efforts will be reduced and we may have to bear the cost of the Kineret® sales force with no corresponding revenue. Additionally, we expect that our efforts to promote Kineret® will assist in the creation of a sales force to launch PREOS®, if approved. Should any or all of these events occur, our profitability will be delayed and our stock price adversely affected.

Because we have never marketed, sold or distributed a product, we may be unable to successfully market and sell our products and generate revenues.

We have recruited and continue to recruit sales, marketing, market research and product planning personnel. However, we still require additional sales, marketing and distribution capabilities. In order to commercialize any product candidates for which we receive FDA approval, we will have to develop a sales and marketing force or rely on third parties to perform these functions. To market products directly, we will have to develop a marketing and sales force with technical expertise and supporting distribution capability. Our inability to develop expertise and attract skilled marketing and sales personnel to establish in-house sales and distribution capabilities may limit our ability to gain market acceptance for our products and generate revenues. For example, if the FDA grants approval for the commercialization of PREOS® we will be unable to introduce the product to market without developing these capabilities internally or establishing a marketing collaboration with a company with those resources. We have begun to develop our internal sales and marketing force. We have entered into an agreement with Ventiv Pharma Services, or Ventiv, to assist in the creation of a sales force to promote Kineret® under our agreement with Amgen. We expect that our promotional efforts with Kineret and our relationship with Ventiv will assist in the creation of a sales force to promote PREOS® We cannot assure you that we will be successful in our efforts to establish this force. Further, if we establish relationships with one or more companies with existing distribution systems and direct sales forces to market any or all of our product candidates, we cannot assure you that we will be able to enter into or maintain agreements with these companies on acceptable terms, if at all.

In addition, we have begun to incur significant expenses in developing sales, marketing and distribution capabilities in advance of determining our commercialization strategy with respect to PREOS®. The determination of our commercialization strategy with respect to PREOS® and other product candidates will depend on a number of factors, including:

•	the extent to which we are successful in securing collaborative partners to offset some or all of the funding obligations with respect to product candidates;

•	whether we are able to establish agreements with third party collaborators with respect to any of our product candidates on terms that are acceptable to us;

•	the extent to which our agreement with our collaborators permits us to exercise marketing or promotion rights with respect to the product candidate; and

•	how our product candidates compare to competitive products with respect to labeling, pricing, therapeutic effect and method of delivery.

A number of these factors are outside of our control and will be difficult to determine. Therefore, we may change commercialization strategies by entering into agreements with our collaborators or third parties after we have incurred significant expenses in developing internal sales, marketing and distribution capabilities. A change of this nature could result in increased expenses or delays in commercialization and therefore could delay revenues and adversely affect our future operating results.

Because of the uncertainty of pharmaceutical pricing, reimbursement and healthcare reform measures, we may be unable to sell our products profitably.

The availability of reimbursement by governmental and other third-party payors affects the market for any pharmaceutical product. These third-party payors continually attempt to contain or reduce the costs of healthcare. There have been a number of legislative and regulatory proposals to change the healthcare system and further proposals are likely. Medicare’s policies may decrease the market for our products that are designed to treat patients with age-related disorders, such as osteoporosis and hyperparathyroidism. Significant uncertainty exists with respect to the reimbursement status of newly approved healthcare products.

In addition, third-party payors are increasingly challenging the price and cost-effectiveness of medical products and services. We might not be able to sell our products profitably or recoup the value of our investment in product development if reimbursement is unavailable or limited in scope, particularly for product candidates addressing small patient populations, such as teduglutide for the treatment of short bowel syndrome.

As a result of intense competition and technological change in the pharmaceutical industry, the marketplace may not accept our products, and we may not be able to compete successfully against other companies in our industry and achieve profitability.

Many of our competitors have drug products that have already been approved or are in development, and operate large, well-funded research and development programs in these fields. For example, Forteo, a fragment of the full-length parathyroid hormone for the treatment of osteoporosis, is currently being marketed in the United States and Europe by Lilly as a treatment for patients with osteoporosis who are at high risk of bone fracture. If PREOS® is approved by the FDA, it will compete directly with Forteo and other approved therapies, including supplementing dietary calcium and vitamin D, estrogen replacement therapies, calcitonin bisphosphonate and selective estrogen modulators therapies. Many of our competitors have substantially greater financial and management resources, superior intellectual property positions and greater manufacturing, marketing and sales capabilities, areas in which we have limited or no experience. In addition, many of our competitors have significantly greater experience than we do in undertaking preclinical testing and clinical trials of new or improved pharmaceutical products and obtaining required regulatory approvals. Consequently, our competitors may obtain FDA and other regulatory approvals for product candidates sooner and may be more successful in manufacturing and marketing their products than we or our collaborators.

Existing and future products, therapies and technological approaches will compete directly with the products we seek to develop. Current and prospective competing products may provide greater therapeutic benefits for a specific problem, may offer easier delivery or may offer comparable performance at a lower cost. Any product candidate that we develop and that obtains regulatory approval must then compete for market acceptance and market share. Our product candidates may not gain market acceptance among physicians, patients, healthcare payors and the medical community. Further, any products we develop may become obsolete before we recover any expenses we incurred in connection with the development of these products. As a result, we may never achieve profitability.

We may be unable to obtain patents to protect our technologies from other companies with competitive products, and patents of other companies could prevent us from manufacturing, developing or marketing our products.

The patent positions of pharmaceutical and biotechnology firms are uncertain and involve complex legal and factual questions. The U.S. Patent and Trademark Office has not established a consistent policy regarding the breadth of claims that it will allow in biotechnology patents. If it allows broad claims, the number and cost of patent interference proceedings in the United States and the risk of infringement litigation may increase. If it allows narrow claims, the risk of infringement may decrease, but the value of our rights under our patents, licenses and patent applications may also decrease. In addition, the scope of the claims in a patent application can be significantly modified during prosecution before the patent is issued. Consequently, we cannot know whether our pending applications will result in the issuance of patents or, if any patents are issued, whether they will provide us with significant proprietary protection or will be circumvented, invalidated, or found to be unenforceable. Until recently, patent applications in the United States were maintained in secrecy until the patents issued, and publication of discoveries in scientific or patent literature often lags behind actual discoveries. Patent applications filed in the United States after November 2000 generally will be published 18 months after the filing date unless the applicant certifies that the invention will not be the subject of a foreign patent application. We cannot assure you that, even if published, we will be aware of all such literature. Accordingly, we cannot be certain that the named inventors of our products and processes were the first to invent that product or process or that we were the first to pursue patent coverage for our inventions.

Our commercial success depends in part on our ability to maintain and enforce our proprietary rights. If third parties engage in activities that infringe our proprietary rights, our management’s focus will be diverted and we may incur significant costs in asserting our rights. We may not be successful in asserting our proprietary rights, which could result in our patents being held invalid or a court holding that the third party is not infringing, either of which would harm our competitive position. In addition, we cannot assure you that others will not design around our patented technology.

Moreover, we may have to participate in interference proceedings declared by the United States Patent and Trademark Office or other analogous proceedings in other parts of the world to determine priority of invention and the validity of patent rights granted or applied for, which could result in substantial cost and delay, even if the eventual outcome is favorable to us. We cannot assure you that our pending patent applications, if issued, would be held valid or enforceable. Additionally, many of our foreign patent applications have been published as part of the patent prosecution process in such countries. Protection of the rights revealed in published patent applications can be complex, costly and uncertain.

In order to protect goodwill associated with our company and product names, we rely on trademark protection for our marks. We registered the “PREOS” trademark with the United States Patent and Trademark Office. A third party may assert a claim that the PREOS mark is confusingly similar to its mark, and such claims or the failure to timely register the PREOS mark or objections by the FDA could force us to select a new name for PREOS®, which could cause us to incur additional expense or delay its introduction to market.

We also rely on trade secrets, know-how and confidentiality provisions in our agreements with our collaborators, employees and consultants to protect our intellectual property. However, these and other parties may not comply with the terms of their agreements with us, and we might be unable to adequately enforce our rights against these people or obtain adequate compensation for the damages caused by their unauthorized disclosure or use. Our trade secrets or those of our collaborators may become known or may be independently discovered by others.

Our products and product candidates may infringe the intellectual property rights of others, which could increase our costs and negatively affect our profitability.

Our success also depends on avoiding infringement of the proprietary technologies of others. In particular, there may be certain issued patents and patent applications claiming subject matter which we or our collaborators may be required to license in order to research, develop or commercialize at least some of our product candidates, including PREOS® and teduglutide. In addition, third parties may assert infringement or other intellectual property claims against us based on our patents or other intellectual property rights. An adverse outcome in these proceedings could subject us to significant liabilities to third parties, require disputed rights to be licensed from third parties or require us to cease or modify our use of the technology. If we are required to license such technology, we cannot assure you that a license under such patents and patent applications will be available on acceptable terms or at all. Further, we may incur substantial costs defending ourselves in lawsuits against charges of patent infringement or other unlawful use of another’s proprietary technology.

We are subject to extensive government regulations that may cause us to cancel or delay the introduction of our products to market.

Our research and development activities and the clinical investigation, manufacture, distribution and marketing of drug products are subject to extensive regulation by governmental authorities in the United States and other countries. Prior to marketing in the United States, a drug must undergo rigorous testing and an extensive regulatory approval process implemented by the FDA under federal law, including the Federal Food, Drug and Cosmetic Act. To receive approval, we or our collaborators must, among other things, demonstrate with substantial evidence from well-controlled clinical trials that the product is both safe and effective for each indication where approval is sought. Depending upon the type, complexity and novelty of the product and the nature of the disease or disorder to be treated, that approval process can take several years and require substantial expenditures. Data obtained from testing are susceptible to varying interpretations that could delay, limit or prevent regulatory approvals of our products. Drug testing is subject to complex FDA rules and regulations, including the requirement to conduct human testing on a large number of test subjects. We, our collaborators or the FDA may suspend human trials at any time if a party believes that the test subjects are exposed to unacceptable health risks. We cannot assure you that any of our product candidates will be safe for human use. Other countries also have extensive requirements regarding clinical trials, market authorization and pricing. These regulatory schemes vary widely from country to country, but, in general, are subject to all of the risks associated with United States approvals.

If any of our products receive regulatory approval, the approval will be limited to those disease states and conditions for which the product is safe and effective, as demonstrated through clinical trials. In addition, results of pre-clinical studies and clinical trials with respect to our products could subject us to adverse product labeling requirements which could harm the sale of such products. Even if regulatory approval is obtained, later discovery of previously unknown problems may result in restrictions of the product, including withdrawal of the product from the market. Further, governmental approval may subject us to ongoing requirements for post-marketing studies. Even if we obtain governmental approval, a marketed product, its respective manufacturer and its manufacturing facilities are subject to unannounced inspections by the FDA and must comply with the FDA’s cGMP and other regulations. These regulations govern all areas of production, record keeping, personnel and quality control. If a manufacturer fails to comply with any of the manufacturing regulations, it may be subject to, among other things, product seizures, recalls, fines, injunctions, suspensions or revocations of marketing licenses, operating restrictions and criminal prosecution. Other countries also impose similar manufacturing requirements.

If we fail to attract and retain key employees, the development and commercialization of our products may be adversely affected.

We depend heavily on the principal members of our scientific and management staff. If we lose any of these persons, our ability to develop products and become profitable could suffer. The risk of being unable to retain key personnel may be increased by the fact that we have not executed long-term employment contracts with our employees. Our future success will also depend in large part on our ability to attract and retain other highly qualified scientific and management personnel. We face competition for personnel from other companies, academic institutions, government entities and other organizations. We have operations in Salt Lake City, Utah, Parsipanny, New Jersey, Mississauga, Ontario and Toronto, Ontario. We also have executive officers at each of these locations. Our future success will depend in part on how well we are able to integrate each of their efforts with the operations of the Company and how successful they are in managing personnel who are working on the same program but are spread out at various geographic locations.

If product liability claims are brought against us or we are unable to obtain or maintain product liability insurance, we may incur substantial liabilities that could reduce our financial resources.

The clinical testing and commercial use of pharmaceutical products involves significant exposure to product liability claims. We have obtained limited product liability insurance coverage for our clinical trial on humans, however, our insurance coverage may be insufficient to protect us against all product liability damages. Further, liability insurance coverage is becoming increasingly expensive and we might not be able to obtain or maintain product liability insurance in the future on acceptable terms or in sufficient amounts to protect us against product liability damages. Regardless of merit or eventual outcome, liability claims may result in decreased demand for a future product, injury to reputation, withdrawal of clinical trial volunteers, loss of revenue, costs of litigation, distraction of management and substantial monetary awards to plaintiffs. Additionally, if we are required to pay a product liability claim, we may not have sufficient financial resources to complete development or commercialization of any of our product candidates and our business and results of operations will be adversely affected.

Our operations involve hazardous materials and we must comply with environmental laws and regulations, which can be expensive and restrict how we do business.

Our research and development activities involve the controlled use of hazardous materials, radioactive compounds and other potentially dangerous chemicals and biological agents. Although we believe our safety procedures for these materials comply with governmental standards, we cannot entirely eliminate the risk of accidental contamination or injury from these materials. We currently have insurance, in amounts and on terms typical for companies in businesses that are similarly situated, that could cover all or a portion of a damage claim arising from our use of hazardous and other materials. However, if an accident or environmental discharge occurs, and we are held liable for any resulting damages, the associated liability could exceed our insurance coverage and our financial resources.

Compliance with changing regulation of corporate governance and public disclosure may result in additional expenses.

Changing laws, regulations and standards relating to corporate governance and public disclosure, including the Sarbanes-Oxley Act of 2002, new SEC regulations and Nasdaq National Market rules, are creating uncertainty for companies such as ours. These new or changed laws, regulations and standards are subject to varying interpretations in many cases due to their lack of specificity, and as a result, their application in practice may evolve over time as new guidance is provided by regulatory and governing bodies, which could result in continuing uncertainty regarding compliance matters and higher costs necessitated by ongoing revisions to disclosure and governance practices. We are committed to maintaining high standards of corporate governance and public disclosure. As a result, our efforts to comply with evolving laws, regulations and standards have resulted in, and are likely to continue to result in, increased general and administrative expenses and management time related to compliance activities. In particular, our efforts to comply with Section 404 of the Sarbanes-Oxley Act of 2002 and the related regulations regarding our required assessment of our internal controls over financial reporting and our external auditors’ audit of that assessment has required the commitment of significant financial and managerial resources. We expect these efforts to require the continued commitment of significant resources. If our efforts to comply with new or changed laws, regulations and standards differ from the activities intended by regulatory or governing bodies due to ambiguities related to practice, our reputation may be harmed and we might be subject to sanctions or investigation by regulatory authorities, such as the Securities and Exchange Commission. Any such action could adversely affect our financial results and the market price of our common stock.

Our cash flow may not be sufficient to cover interest payments on the 3% Convertible Notes due 2008 or to repay the notes at maturity.

Our ability to make interest payments on and to repay at maturity or refinance our 3% Convertible Notes due 2008 will depend on our ability to generate sufficient cash. We have never generated positive annual cash flow from our operating activities, and we may not generate or sustain positive cash flows from operations in the future. Our ability to generate sufficient cash flow will depend on our ability, or the ability of our strategic partners, to successfully develop and obtain regulatory approval for new products and to successfully market these products, as well as the results of our research and development efforts and other factors, including general economic, financial, competitive, legislative and regulatory conditions, many of which are outside of our control.

Royalty and milestone revenues received from Amgen on sales of cinacalcet HCl may not be sufficient to cover the interest and/or principle payments on the Secured 8.0% Notes due March 30, 2017. As a result, we would have to either make such payments out of available cash resources or risk forfeiture of certain royalty and related rights under the Amgen agreement.

In December 2004, we completed a private placement of $175.0 million aggregate principal amount of Secured 8.0% Notes due March 30, 2017. These Secured Notes are non-recourse to us and are secured by certain royalty and related rights of the company under our agreement with Amgen. Additionally, the sources for interest payments and principal repayment of the Secured Notes is limited to royalty and milestone payments received from Amgen. If the revenues received from Amgen are insufficient to cover the interest and other payments due under the Secured Notes we would have to either make the payments out of available cash resources or forfeit our rights to royalties and other rights under the Amgen agreement. If we elect to make the payments our cash resources would be significantly reduced and we may not have sufficient cash resources to fund our programs and operations. If we do not make the payments due under the Secured Notes then we risk losing the future revenue stream from Amgen for sales of cinacalcet HCl which could adversely effect future cash resources and we would lose rights to the technology licensed to Amgen under the Amgen agreement.

Risks Related to Our Common Stock

Our stock price has been and may continue to be volatile and an investment in our common stock could suffer a decline in value.

You should consider an investment in our common stock as risky and invest only if you can withstand a significant loss and wide fluctuations in the market value of your investment. We receive only limited attention by securities analysts and frequently experience an imbalance between supply and demand for our common stock. The market price of our common stock has been highly volatile and is likely to continue to be volatile. Factors affecting our common stock price include:

•	fluctuations in our operating results;

•	announcements of technological innovations or new commercial products by us, our collaborators or our competitors;

•	published reports by securities analysts;

•	the progress of our and our collaborators’ clinical trials, including our and our collaborators’ ability to produce clinical supplies of our product candidates on a timely basis and in sufficient quantities to meet our clinical trial requirements;

•	governmental regulation and changes in medical and pharmaceutical product reimbursement policies;

•	developments in patent or other intellectual property rights;

•	publicity concerning the discovery and development activities by our licensees;

•	public concern as to the safety and efficacy of drugs that we and our competitors develop; and

•	general market conditions.

Antitakeover provisions in our Certificate of Incorporation, Bylaws, stockholder rights plan and under Delaware law may discourage or prevent a change of control.

Provisions of our Certificate of Incorporation and Bylaws and Section 203 of the Delaware General Corporation Law could delay or prevent a change of control of us. For example, our Board of Directors, without further stockholder approval, may issue preferred stock that could delay or prevent a change of control as well as reduce the voting power of the holders of common stock, even to the extent of losing control to others. In addition, our Board of Directors has adopted a stockholder rights plan, commonly known as a “poison pill,” that may delay or prevent a change of control.

Substantial future sales of our common stock by us or by our existing stockholders could cause our stock price to fall.

Additional equity financings or other share issuances by us could adversely affect the market price of our common stock. Sales by existing stockholders of a large number of shares of our common stock in the public market and the sale of shares issued in connection with strategic alliances, or the perception that such additional sales could occur, could cause the market price of our common stock to drop.

Conversion of our convertible notes will dilute the ownership interest of existing stockholders, including holders who had previously converted their notes.

The conversion of some or all of our 3% Convertible Notes due 2008 will dilute the ownership interests of existing stockholders. Any sales in the public market of the common stock issuable upon such conversion could adversely affect prevailing market prices of our common stock. In addition, the existence of the notes may encourage short selling by market participants.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus supplement, the prospectus, and the documents incorporated by reference herein contain forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements represent our management’s judgment regarding future events. In many cases, you can identify forward-looking statements by terminology such as “may,” “will,” “should,” “plan,” “expect,” “anticipate,” “estimate,” “predict,” “intend,” “potential” or “continue” or the negative of these terms or other words of similar import, although some forward-looking statements are expressed differently. All statements other than statements of historical fact included in this prospectus supplement, the prospectus and the documents incorporated by reference herein regarding our financial position, business strategy and plans or objectives for future operations are forward-looking statements. Without limiting the broader description of forward-looking statements above, we specifically note that statements regarding potential drug candidates, their potential therapeutic effect, the possibility of obtaining regulatory approval, our ability or the ability of our collaborators to manufacture and sell any products, market acceptance or our ability to earn a profit from sales or licenses of any drug candidate or discover new drugs in the future are all forward-looking in nature. We cannot guarantee the accuracy of the forward-looking statements, and you should be aware that results and events could differ materially and adversely from those contained in the forward-looking statements due to a number of factors, including:

•	the risks inherent in our research and development activities, including the successful continuation of our strategic collaborations, our and our collaborators’ ability to successfully complete clinical trials, commercialize products and receive required regulatory approvals and the length, time and cost of obtaining such regulatory approvals;

•	competitive factors;

•	our ability to maintain the level of our expenses consistent with our internal budgets and forecasts;

•	the ability of our contract manufacturers to successfully produce adequate supplies of our product candidates to meet our clinical trial and commercial launch requirements;

•	changes in our relationships with our collaborators;

•	variability of our royalty, license and other revenues;

•	our ability to enter into and maintain agreements with current and future collaborators on commercially reasonable terms;

•	uncertainty regarding our patents and patent rights;

•	compliance with current or prospective governmental regulation;

•	technological change; and

•	general economic and market conditions.

Actual results could differ materially from those projected in these forward-looking statements as a result of these factors, among others, many of which are beyond our control.

In making these statements, we are not undertaking, and specifically decline to undertake, any obligation to address or update each or any factor in future filings or communications regarding our business or results, and we are not undertaking to address how any of these factors may have caused changes in information contained in previous filings or communications. Though we have attempted to list comprehensively these important cautionary risk factors, we wish to caution investors and others that other factors may in the future prove to be important in affecting our business or results of operations.

USE OF PROCEEDS

We will receive approximately $78.5 million in net proceeds from the sale of shares of common stock in this offering, or approximately $90.3 million if the underwriter exercises in full its option to purchase additional shares, after deducting underwriting discounts and commissions and estimated offering expenses.

We will use the net proceeds from this offering to fund costs associated with the commercialization of our products and product candidates, fund clinical trials of our product net candidates, fund the development of our sales, marketing and manufacturing capabilities and build-up of inventory, advance our preclinical research programs, in-license or acquire complementary product candidates or products, technologies or companies, and fund general corporate purposes.

The amount and timing of actual expenditures for the purposes set forth above may vary based on several factors and our management retains broad discretion as to the proper allocation of the net proceeds.

UNDERWRITING

Under the terms of an underwriting agreement, which we will file as an exhibit to our current report on Form 8-K and incorporate by reference in this prospectus supplement and the accompanying prospectus, Lehman Brothers Inc., as the underwriter in this offering, has agreed to purchase from us 7,000,000 shares of common stock.

The underwriting agreement provides that the underwriter’s obligation to purchase shares of common stock depends on the satisfaction of the conditions contained in the underwriting agreement, including:

•	the obligation to purchase all of the shares of common stock offered hereby, if any of the shares are purchased;

•	the representations and warranties made by us to the underwriter are true;

•	there is no material change in the financial markets; and

•	we deliver customary closing documents to the underwriter.

Commissions and Expenses

The following table summarizes the underwriting discounts and commissions we will pay to the underwriter. The underwriting fee is the difference between the initial price to the public and the amount the underwriter pays to us for the shares.

Per share	$ 0.10
Total	$ 700,000

The underwriter has advised us that it proposes to offer the shares of common stock directly to the public at the public offering price on the cover of this prospectus supplement and to selected dealers, which may include the underwriter, at such offering price less a selling concession not in excess of $ 0.05 per share. After the offering, the underwriter may change the offering price and other selling terms.

The expenses of the offering that are payable by us are estimated to be $225,000 (exclusive of underwriting discounts and commissions).

Lock-Up Agreements

We and all of our directors and executive officers have agreed that, without the prior written consent of Lehman Brothers Inc., we and they will not, subject to some exceptions, directly or indirectly, offer, pledge, announce the intention to sell, sell, contract to sell, sell an option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of any common stock or any securities that may be converted into or exchanged for any common stock, enter into any swap or other agreement that transfers, in whole or in part, any of the economic consequences of ownership of the common stock, make any demand for or exercise any right or file or cause to be filed a registration statement with respect to the registration of any shares of common stock or securities convertible, exercisable or exchangeable into common stock or any of our other securities or publicly disclose the intention to do any of the foregoing for the period commencing on the date of this prospectus supplement and ending on the 90th day after the date of this prospectus supplement other than permitted transfers.

Indemnification

We have agreed to indemnify the underwriter against certain liabilities, including liabilities under the Securities Act, and to contribute to payments that the underwriter may be required to make for these liabilities.

Stabilization and Short Positions

The underwriter may engage in stabilizing transactions, short sales and purchases to cover positions created by short sales, or purchases for the purpose of pegging, fixing or maintaining the price of the common stock, in accordance with Regulation M under the Exchange Act:

•	Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum.

•	A short position involves a sale by the underwriter of shares in excess of the number of shares the underwriter is obligated to purchase in the offering, which creates the short position. This short position may be either a covered short position or a naked short position. Because the underwriter does not have an option to purchase additional shares from us, any short position will be a naked short position. The underwriter will close out any short position by purchasing shares in the open market.

These stabilizing transactions and covering transactions may have the effect of raising or maintaining the market price of our common stock or preventing or retarding a decline in the market price of the common stock. As a result, the price of the common stock may be higher than the price that might otherwise exist in the open market. These transactions may be effected on the Nasdaq National Market or otherwise and, if commenced, may be discontinued at any time.

Neither we nor the underwriter make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the common stock. In addition, neither we nor the underwriter make representation that the underwriter will engage in these stabilizing transactions or that any transaction, once commenced, will not be discontinued without notice.

Electronic Distribution

A prospectus in electronic format may be made available on the Internet sites or through other online services maintained by the underwriter or by its affiliates. In those cases, prospective investors may view offering terms online and, depending upon the particular underwriter, prospective investors may be allowed to place orders online. The underwriter may agree with us to allocate a specific number of shares for sale to online brokerage account holders. Any such allocation for online distributions will be made by the underwriter on the same basis as other allocations.

Other than the prospectus in electronic format, the information on the underwriter’s website and any information contained in any other website maintained by the underwriter is not part of the prospectus or the registration statement of which the prospectus forms a part, has not been approved and/or endorsed by us or the underwriter in its capacity as underwriter and should not be relied upon by investors.

Stamp Taxes

If you purchase shares of common stock offered in the prospectus, you may be required to pay stamp taxes and other charges under the laws and practices of the country of purchase, in addition to the offering price listed on the cover page of the prospectus.

Relationships

From time to time, Lehman Brothers Inc. and its affiliates have, directly or indirectly, provided investment and commercial banking or financial advisory services to us, our affiliates and other companies in the pharmaceutical industry, for which they have received customary fees and commissions, and expect to provide these services to us and others in the future, for which they expect to receive customary fees and commissions.

Transfer Agent

The transfer agent and registrar for our common stock is ComputerShare Trust Company, Inc.

Listing

Our common stock is listed on the Nasdaq National Market under the symbol “NPSP.”

LEGAL MATTERS

The validity of the common stock offered hereby will be passed upon for us by Foley & Lardner LLP, Detroit, Michigan. Simpson Thacher & Bartlett LLP, New York, New York, advised the underwriter in connection with the offering of the common stock.

EXPERTS

The consolidated financial statements of NPS as of December 31, 2004 and 2003 and for each of the years in the three-year period ended December 31, 2004 and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2004 have been incorporated by reference herein from our Annual Report on Form 10-K for the year ended December 31, 2004 in reliance upon the reports of KPMG LLP, an independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

ABOUT THIS PROSPECTUS SUPPLEMENT AND THE ATTACHED PROSPECTUS

This document is a prospectus supplement that supplements the attached prospectus, which forms a part of a registration statement that we have filed with the SEC. This prospectus supplement relates to the offering of our common stock as described herein.

This prospectus supplement and the information incorporated by reference into it may add, update or change information in the attached prospectus. If the information in this prospectus supplement or the information incorporated by reference into it is inconsistent with the attached prospectus, this prospectus supplement or the information incorporated by reference into it will apply and will supersede the information in the accompanying prospectus.

You should rely on the information contained in or incorporated by reference in this prospectus supplement and the attached prospectus. Neither we nor the underwriter has authorized any person to provide you with different or additional information. If anyone provides you with different or additional information, you should not rely on it.

To understand the offering of shares of our common stock under this prospectus supplement and attached prospectus, you should carefully read this prospectus supplement and attached prospectus. You should also read the documents referred to in “Where You Can Find More Information” below for more information about us and our financial statements.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any materials we file with the SEC at the following location of the SEC:

Public Reference Room

100 F Street, NE, Room 1580

Washington, D.C. 20549

You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. Our SEC filings are also available to the public over the Internet at the SEC’s Web site at http://www.sec.gov. In addition, you may inspect our SEC Filings at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

The SEC allows us to “incorporate by reference” into this prospectus the information we file with the SEC, which means that we can disclose important information to you by referring you to those documents. Any information referenced this way is considered to be part of this prospectus, and any information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the following documents that we have filed with the SEC:

•	Our Annual Report on Form 10-K for the fiscal year ended December 31, 2004;

•	Our Definitive Proxy Statement filed on April 11, 2005;

•	Our Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 2005 and June 30, 2005;

•	Our Current Reports on Form 8-K filed on February 7, 2005, February 9, 2005, March 1, 2005, March 4, 2005, March 30, 2005, July 1, 2005, July 11, 2005, August 11, 2005, August 18, 2005, August 23, 2005, and September 8, 2005;

•	The description of our common stock contained in our Registration Statement on Form 8-A filed on May 23, 1994; and

•	The description of our Rights Agreement and Series A Junior Participating Preferred Stock contained in our Registration Statement on Form 8-A/A filed on February 21, 2003 and our Current Report on Form 8-K filed on December 19, 1996.

We also incorporate by reference any future filings made with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until we complete our sale of the securities to the public.

This prospectus is part of a registration statement on Form S-3 we have filed with the SEC relating to the securities. As permitted by SEC rules, this prospectus does not contain all of the information included in the registration statement and the accompanying exhibits and schedules we file with the SEC. You may refer to the registration statement and the exhibits and schedules for more information about us and our securities. The registration statement and exhibits and schedules are also available at the SEC’s Public Reference Room or through its Web site.

You may obtain a copy of these filings, at no cost, by writing or calling us at the following address:

NPS Pharmaceuticals, Inc.

383 Colorow Drive

Salt Lake City, Utah 84108

Telephone (801) 583-4939

Attention: Corporate Secretary

PROSPECTUS

NPS PHARMACEUTICALS, INC.

$200,000,000

COMMON STOCK

PREFERRED STOCK

DEPOSITARY SHARES

DEBT SECURITIES

WARRANTS

We may from time to time issue up to $200,000,000 aggregate principal amount of common stock, preferred stock, depositary shares, debt securities and/or warrants. We will specify in the accompanying prospectus supplement the terms of the securities. We may sell these securities to or through underwriters and also to other purchasers or through agents. We will set forth the names of any underwriters or agents in the accompanying prospectus supplement.

INVESTING IN OUR SECURITIES INVOLVES RISKS.

SEE “ RISK FACTORS” ON PAGE 4.

Our common stock is listed on the Nasdaq National Market under the symbol “NPSP.” On September 6, 2005, the last reported sale price of our common stock on the Nasdaq National Market was $12.17 per share. Prospective purchasers of common stock are urged to obtain current information as to the market prices of our common stock.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

This prospectus may not be used to consummate sales of securities unless it is accompanied by a prospectus supplement.

The date of this prospectus is September 7, 2005.

ABOUT THIS PROSPECTUS

In this prospectus, “NPS,” “we,” “us,” “our” or “ours” refer to NPS Pharmaceuticals, Inc. and its consolidated subsidiaries.

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission, or SEC, utilizing a “shelf” registration process. Under this shelf process, we may, from time to time, sell the securities or combinations of the securities described in this prospectus in one or more offerings with a maximum aggregate offering price of up to $200,000,000. This prospectus provides you with a general description of the securities that we may offer. Each time we offer securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement together with additional information described under the heading “Where You Can Find More Information.”

You should rely only on the information contained or incorporated by reference in this prospectus and in any prospectus supplement. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making offers to sell or solicitations to buy the securities in any jurisdiction in which an offer or solicitation is not authorized or in which the person making that offer or solicitation is not qualified to do so or to anyone to whom it is unlawful to make an offer or solicitation. You should not assume that the information in this prospectus or any prospectus supplement, as well as the information we previously filed with the SEC that we incorporate by reference in this prospectus or any prospectus supplement, is accurate as of any date other than its respective date. Our business, financial condition, results of operations and prospects may have changed since those dates.

OUR BUSINESS

The following is only a summary. We urge you to read the entire prospectus, including the more detailed financial statements, notes to the financial statements and other information incorporated by reference from our other filings with the SEC. Investing in our securities involves risk. Therefore, carefully consider the information provided under the heading “Risk Factors” on page 4.

Our objective is to build a profitable biopharmaceutical company by discovering, developing and commercializing small molecule drugs and recombinant proteins. Our current products and product candidates are primarily for the treatment of bone and mineral disorders, gastrointestinal disorders and central nervous system disorders. We have one U.S. Food and Drug Administration, or FDA, approved product as well as other product candidates in various stages of clinical development and preclinical development. We are also promoting another FDA approved product on behalf of another pharmaceutical company.

Our FDA approved product, cinacalcet HCl, has received marketing approval in the U.S., the European Union and Canada, for the treatment of secondary hyperparathyroidism in chronic kidney disease patients on dialysis and for the treatment of elevated calcium levels in patients with parathyroid carcinoma. We have licensed to Amgen Inc., or Amgen, worldwide rights to cinacalcet HCl, with the exception of Japan, China, North and South Korea, Hong Kong and Taiwan, where we have licensed such rights to Kirin Brewery Company, Ltd., or Kirin. Amgen developed and is marketing cinacalcet HCl in the U.S. under the brand name Sensipar® and in Europe under the brand name Mimpara®. Kirin is presently in Phase 3 clinical trials with cinacalcet HCl. Both Amgen and Kirin have contractually committed to pay us royalties on their sales of cinacalcet HCl.

PREOS® is our most advanced product candidate. PREOS® is our brand name for recombinant, full-length human parathyroid hormone which we are developing as a potential treatment for post-menopausal osteoporosis. We have successfully completed a pivotal Phase 3 clinical trial with PREOS®. We filed a new drug application, or NDA, with the FDA for approval to market PREOS® in the U.S. on May 10, 2005. The FDA has accepted the NDA for PREOS® for review. We have granted to Nycomed Danmark ApS, or Nycomed, the exclusive right to market and sell PREOS® in Europe. Nycomed also assumed responsibility to file all necessary regulatory filings to obtain marketing approval for PREOS® in Europe. Nycomed filed its European marketing authorization application, or MAA, with the European Medicines Evaluation Authority, or EMEA, in March 2005. Upon approval, Nycomed intends to market PREOS® in Europe under the brand name PREOTACT®.

We are conducting a pivotal Phase 3 clinical trial with teduglutide, our analog of glucagon-like peptide 2, in patients with short bowel syndrome and are also conducting a proof-of-concept Phase 2 clinical trial in patients with Crohn’s disease. Our corporate licensee, GlaxoSmithKline, is engaged in Phase 1 clinical development activities with calcilytic compounds licensed from us for the potential use in osteoporosis. Additionally, the first investigational new drug application has been filed with the FDA for a compound active at metabotropic glutamate receptors. The compound was selected from an array of molecules included in a joint research and development agreement with AstraZeneca AB. We are also evaluating the potential use of a proprietary compound, isovaleramide, in a variety of central nervous system disorders. In August 2004, we entered into an agreement with Amgen to promote Amgen’s proprietary drug, Kineret®, a biologic therapy approved for the treatment of moderate to severe rheumatoid arthritis. We believe our activities under this agreement will accelerate our creation of a sales organization in preparation for the commercial launch of PREOS®. We have also entered into a collaborative research, development and license agreement with Janssen Pharmaceutical N.V., a subsidiary of Johnson & Johnson. Janssen has initiated a Phase 1 clinical study with a compound licensed under this agreement.

We have incurred cumulative losses from inception through June 30, 2005 of approximately $673.6 million, net of cumulative revenues from research and license agreements of approximately $103.6 million. We expect to continue to incur significant operating losses over at least the next several years as we continue our current and anticipated development projects. The review of the PREOS® NDA by the FDA and our response to FDA requests, commercial manufacturing activities, the build-up of the infrastructure necessary for the commercial launch of PREOS® and the conduct of pre- and post-FDA approval clinical trials with PREOS® will substantially contribute to the operating losses. Other activities that will increase our operating losses include: the conduct of clinical trials with teduglutide and contractual commitments to fund research activities in our metabotropic glutamate receptor program.

We are a Delaware corporation. Our principal executive offices are located at 383 Colorow Drive, Salt Lake City, Utah 84108-1256. Our telephone number is (801) 583-4939. Our website is http://www.npsp.com. We make available free of charge on or through our Internet website our Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K, and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Securities Exchange Act as soon as reasonably practicable after we electronically file such material with, or furnish it to, the SEC. The information on our website or any other website is not incorporated by reference into this prospectus and does not constitute a part of this prospectus.

NPS®, NPS Pharmaceuticals® and PREOS® are our registered trademarks. Trademarks, trade names and service marks appearing in this prospectus are the property of their respective owners.

RISK FACTORS

Investing in our securities is very risky. Please carefully consider the risk factors described in our periodic reports filed with the SEC, including our Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2005, which is incorporated by reference in this prospectus. Before making an investment decision, you should carefully consider these risks as well as other information we include or incorporate by reference in this prospectus or include in any applicable prospectus supplement. Additional risks and uncertainties not presently known to us or that we deem currently immaterial may also impair our business operations. You should be able to bear a complete loss of your investment. See “Special Note Regarding Forward-Looking Statements.”

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and the documents incorporated by reference therein contain forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements represent our management’s judgment regarding future events. In many cases, you can identify forward-looking statements by terminology such as “may,” “will,” “should,” “plan,” “expect,” “anticipate,” “estimate,” “predict,” “intend,” “potential” or “continue” or the negative of these terms or other words of similar import, although some forward-looking statements are expressed differently. All statements other than statements of historical fact included in this prospectus and the documents incorporated by reference therein regarding our financial position, business strategy and plans or objectives for future operations are forward-looking statements. Without limiting the broader description of forward-looking statements above, we specifically note that statements regarding potential drug candidates, their potential therapeutic effect, the possibility of obtaining regulatory approval, our ability or the ability of our collaborators to manufacture and sell any products, market acceptance or our ability to earn a profit from sales or licenses of any drug candidate or discover new drugs in the future are all forward-looking in nature. We cannot guarantee the accuracy of the forward-looking statements, and you should be aware that results and events could differ materially and adversely from those contained in the forward-looking statements due to a number of factors, including:

•	the risks inherent in our research and development activities, including the successful continuation of our strategic collaborations, our and our collaborators’ ability to successfully complete clinical trials, commercialize products and receive required regulatory approvals and the length, time and cost of obtaining such regulatory approvals;

•	competitive factors;

•	our ability to maintain the level of our expenses consistent with our internal budgets and forecasts;

•	the ability of our contract manufacturers to successfully produce adequate supplies of our product candidates to meet our clinical trial and commercial launch requirements;

•	changes in our relationships with our collaborators;

•	variability of our royalty, license and other revenues;

•	our ability to enter into and maintain agreements with current and future collaborators on commercially reasonable terms;

•	uncertainty regarding our patents and patent rights;

•	compliance with current or prospective governmental regulation;

•	technological change; and

•	general economic and market conditions.

You should also consider carefully the statements set forth in the section entitled “Risk Factors” in our Quarterly Report on Form 10-Q for the quarter ended June 30, 2005, which addresses these and additional factors that could cause results or events to differ from those set forth in the forward-looking statements. All subsequent written and oral forward-looking statements attributable to us or to persons acting on our behalf are expressly qualified in their entirety by the applicable cautionary statements. We have no plans to update these forward-looking statements.

RATIO OF EARNINGS TO FIXED CHARGES

(in thousands)

	Six Months Ended June 30, 2005	Years Ended December 31,
		2004	2003	2002	2001	2000
Ratio of earnings available to cover fixed charges	—	—	—	—	—	—

For the years ended December 31, 2000, 2001, 2002, 2003 and 2004 and the six months ended June 30, 2005 our earnings were insufficient to cover fixed charges for those periods by $31,612, $49,668, $86,934, $172,925, $166,618 and $87,112, respectively. In calculating the ratio of earnings available to cover fixed charges, “earnings” consist of pre-tax income (loss) before adjustments for income from equity investees, plus fixed charges and distributed income from equity investees. Fixed charges consist of interest expense and estimated interest included in rental expense.

USE OF PROCEEDS

We expect to use the proceeds from the sale of the securities to commercialize our products and product candidates, fund clinical trials of our product candidates, fund the development of our sales, marketing and manufacturing capabilities and build-up of inventory, advance our preclinical research programs, in-license or acquire complementary product candidates or products, technologies or companies, repay existing indebtedness, and fund general corporate purposes.

The amount and timing of actual expenditures for the purposes set forth above may vary based on several factors and our management will retain broad discretion as to the proper allocation of the proceeds.

We may set forth additional information on the use of net proceeds from the sale of securities we offer under this prospectus in a prospectus supplement relating to the specific offering.

THE SECURITIES WE MAY OFFER

The descriptions of the securities contained in this prospectus, together with the applicable prospectus supplements, summarize all the material terms and provisions of the various types of securities that we may offer. We will describe in the applicable prospectus supplement relating to any securities the particular terms of the securities offered by that prospectus supplement. If we indicate in the applicable prospectus supplement, the terms of the securities may differ from the terms we have summarized below. We will also include in the prospectus supplement information, where applicable, about material United States federal income tax considerations relating to the securities, and the securities exchange, if any, on which the securities will be listed.

We may sell from time to time, in one or more offerings:

•	common stock;

•	preferred stock;

•	depositary shares;

•	debt securities; and/or

•	warrants.

This prospectus may not be used to consummate a sale of securities unless it is accompanied by a prospectus supplement.

DESCRIPTION OF CAPITAL STOCK

The following description of our capital stock does not purport to be complete and is subject to and qualified in its entirety by reference to the more complete descriptions set forth in our Amended and Restated Certificate of Incorporation, as amended, and our Amended and Restated Bylaws. We have filed these documents as exhibits to certain of the documents incorporated by reference into this offering memorandum.

General

We are authorized to issue 105,000,000 shares of common stock, $.001 par value, and 5,000,000 shares of preferred stock, $.001 par value. As of August 16, 2005, there were approximately 38,935,543 shares of common stock issued and outstanding.

Each holder of common stock is entitled to one vote for each share held on all matters to be voted upon by the stockholders and there are no cumulative voting rights. Subject to preferences that may be applicable to any outstanding preferred stock, holders of common stock are entitled to receive ratably the dividends, if any, that are declared from time to time by the board of directors out of funds legally available for that purpose. If there is a liquidation, dissolution or winding up of NPS, the holders of common stock are entitled to share in any assets remaining after the payment of liabilities and the satisfaction of any liquidation preference granted to the holders of any outstanding shares of preferred stock. Holders of common stock have no preemptive or conversion rights or other subscription rights. There are no redemption or sinking fund provisions applicable to the common stock. All outstanding shares of common stock are fully paid and nonassessable. The powers, preferences and rights of the holders of common stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of preferred stock that we may designate in the future.

Stockholder Rights Plan

On December 4, 1996, our board of directors adopted a stockholder rights plan and declared a distribution of one preferred stock purchase right for each share of our common stock outstanding on December 31, 1996, and each share of common stock issued after that date. Our board amended the plan on December 31, 2001 to increase the purchase price and extend the term. The rights are transferable with our common stock until they become exercisable, but are not exercisable until the distribution date described in the plan. Generally, the plan distribution date will not occur until a person or group acquires or makes a tender offer for 20 percent or more of our outstanding common stock. The rights expire on December 31, 2011 unless we redeem them at an earlier date. The expiration date may be extended by our board. When a right becomes exercisable, its holder is entitled to purchase from us  1/100th of a share of preferred stock at a purchase price of $300.00, subject to adjustment in certain circumstances.

Until the plan distribution date, the purchase rights will be evidenced by the certificates for common stock registered in the names of holders of our common stock. As soon as practical following the plan distribution date, we will mail separate certificates evidencing the rights to common stockholders of record.

If any person or group acquires 20 percent or more of our common stock, the rights holders will be entitled to receive upon exercise, that number of shares of common stock that at the time have a market value equal to twice the purchase price of the right. The shares of preferred stock acquired upon exercise of a purchase right are not redeemable and are entitled to preferential quarterly dividends. They are also entitled to preferential rights in the event of our liquidation. Finally, if any business combination occurs in which our common shares are exchanged for shares of another company, each preferred share will be entitled to receive 100 times the amount per common share of our company.

If we are acquired in a business combination, the purchase rights holders will be entitled to acquire, for the purchase price, that number of shares of common stock of the acquiring corporation that, at the time, have a market value equal to twice the purchase price of the purchase right. Our board has the right to redeem the purchase rights in certain circumstances for $.01 per share, subject to adjustment.

The rights plan is designed to protect our stockholders in the event of unsolicited offers to acquire us and other coercive takeover tactics, which, in the board’s opinion, would impair its ability to represent our stockholders’ interests. The rights plan may make an unsolicited takeover more difficult or less likely to occur or may prevent a takeover, even though it may offer our stockholders the opportunity to sell their stock at a price above the prevailing market rate and may be favored by a majority of our stockholders.

Other Obligations to Issue Capital Stock

We have adopted and maintain equity incentive plans pursuant to which we are authorized to issue stock, stock options, deferred stock units and other types of compensation for directors, employees, consultants and other persons who provide services to us. Our employees are also given the right to purchase our common stock at favorable purchase prices under some of these plans. In the event of a change in control transaction in which we are not the surviving corporation or in which more than 50 percent of the shares of our common stock entitled to vote are exchanged, all outstanding, unvested options shall vest and become immediately exercisable. As of August 16, 2005, we had outstanding options and deferred stock units to acquire 5,753,544 shares of common stock under these plans. We have reserved an additional 2,748,958 shares of common stock for future issuance under these plans.

We have also issued $192 million aggregate principal amount of our 3% Convertible Notes due 2008 that are convertible into our common stock at a conversion price of approximately $36.59 of principal per share of common stock, subject to adjustment in certain specified circumstances, at any time on or before June 15, 2008.

Anti-Takeover Provisions

Delaware Law. We are subject to the provisions of Section 203 of the Delaware General Corporation Law. In general, the statute prohibits a publicly held Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the business combination or the transaction by which the person became an interested stockholder is approved by the corporation’s board of directors and/or stockholders in a prescribed manner or the person owns at least 85% of the corporation’s outstanding voting stock after giving effect to the transaction in which the person became an interested stockholder. The term “business combination” includes mergers, asset sales and other transactions resulting in a financial benefit to the interested stockholder. Subject to certain exceptions, an “interested stockholder” is a person who, together with affiliates and associates, owns, or within three years did own, 15% or more of the corporation’s voting stock. A Delaware corporation may “opt out” from the application of Section 203 through a provision in its certificate of incorporation or by-laws. We have not “opted out” from the application of Section 203.

Certificate of Incorporation and Bylaws Provisions

Our Amended and Restated Certificate of Incorporation, as amended, and Amended and Restated Bylaws include the following provisions, among others, that could discourage potential acquisition proposals and could delay or prevent a change of control:

•	the number of directors that constitutes the whole board of directors shall be fixed exclusively by one or more resolutions adopted by the board of directors;

•	vacancies on our board of directors, including those resulting from an increase in the number of directors, shall be filled only by the affirmative vote of a majority of the directors then in office, even though less than a quorum of the board of directors, and not by the stockholders;

•	a stockholder’s notice of the stockholder’s intent to bring business before an annual meeting or to nominate a person for election to the board of directors must be received by us within strict guidelines which may make it more difficult for stockholders to bring items before the meetings; and

•	our Amended and Restated Certificate of Incorporation, as amended, and our Amended and Restated Bylaws do not provide for cumulative voting in the election of directors.

In addition, the authorization of undesignated preferred stock makes it possible for the board of directors to issue preferred stock with voting or other rights or preferences that could impede the success of any attempt to change control of NPS.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is Computershare Trust Company, Inc. Their address is 350 Indiana Street, Suite 800, Golden, Colorado 80401 and their telephone number is (303) 262-0600.

DESCRIPTION OF PREFERRED STOCK

We are authorized to issue, without stockholder approval, up to 5,000,000 shares of preferred stock, $0.001 par value per share, having rights senior to those of our common stock. As of the date of this prospectus we did not have any outstanding shares of preferred stock. Our board of directors is authorized to issue the preferred stock in one or more series and to fix and designate the rights, preferences, privileges and restrictions of the preferred stock, including:

•	dividend rights;

•	conversion rights;

•	voting rights;

•	redemption rights and terms of redemption; and

•	liquidation preferences.

Our board may fix the number of shares constituting any series and the designations of these series. The rights, preferences, privileges and restrictions of the preferred stock of each series will be fixed by a certificate of designation relating to each series. The prospectus supplement relating to each series will specify the terms of the preferred stock, including:

•	the maximum number of shares in the series and the distinctive designation;

•	the terms on which dividends will be paid, if any;

•	the terms on which the shares may be redeemed, if at all;

•	the liquidation preference, if any;

•	the terms of any retirement or sinking fund for the purchase or redemption of the shares of the series;

•	the terms and conditions, if any, on which the shares of the series will be convertible into, or exchangeable for, shares of any other class or classes of capital stock;

•	the voting rights, if any, on the shares of the series; and

•	any or all other preferences and relative, participating, operational or other special rights or qualifications, limitations or restrictions of the shares.

We will describe the specific terms of a particular series of preferred stock in the prospectus supplement relating to that series. The description of preferred stock above and the description of the terms of a particular series of preferred stock in the prospectus supplement are not complete. You should refer to the applicable certificate of designation for complete information. The prospectus supplement will contain a description of U.S. federal income tax consequences relating to the preferred stock.

Our issuance of preferred stock may have the effect of delaying or preventing a change in control. Our issuance of preferred stock could decrease the amount of earnings and assets available for distribution to the holders of common stock or could adversely affect the rights and powers, including voting rights, of the holders of common stock. The issuance of preferred stock could have the effect of decreasing the market price of our common stock.

DESCRIPTION OF THE DEPOSITARY SHARES

At our option, we may elect to offer fractional shares of preferred stock, rather than full shares of preferred stock. If we do elect to offer fractional shares of preferred stock, we will issue to the public receipts for depositary shares and each of these depositary shares will represent a fraction of a share of a particular series of preferred stock, as specified in the applicable prospectus supplement. Each owner of a depositary share will be entitled, in proportion to the applicable fractional interest in shares of preferred stock underlying that depositary share, to all rights and preferences of the preferred stock underlying that depositary share. These rights include dividend, voting, redemption and liquidation rights.

The shares of preferred stock underlying the depositary shares will be deposited with a bank or trust company selected by us to act as depositary, under a deposit agreement between us, the depositary and the holders of the depositary receipts. The depositary will be the transfer agent, registrar and dividend disbursing agent for the depositary shares.

The depositary shares will be evidenced by depositary receipts issued pursuant to the depositary agreement. Holders of depositary receipts agree to be bound by the deposit agreement, which requires holders to take certain actions such as filing proof of residence and paying certain charges.

The summary of terms of the depositary shares contained in this prospectus is not complete. You should refer to the forms of the deposit agreement, our amended certificate of incorporation and the certificate of amendment for the applicable series of preferred stock that will be filed with the Securities and Exchange Commission.

Dividends

The depositary will distribute cash dividends or other cash distributions, if any, received in respect of the series of preferred stock underlying the depositary shares to the record holders of depositary receipts in proportion to the number of depositary shares owned by those holders on the relevant record date. The relevant record date for depositary shares will be the same date as the record date for the preferred stock.

In the event of a distribution other than in cash, the depositary will distribute property received by it to the record holders of depositary receipts that are entitled to receive the distribution, unless the depositary determines that it is not feasible to make the distribution. If this occurs, the depositary, with our approval, may adopt another method for the distribution, including selling the property and distributing the net proceeds to the holders.

Liquidation preference

If a series of preferred stock underlying the depositary shares has a liquidation preference, in the event of the voluntary or involuntary liquidation, dissolution or winding up of NPS, holders of depositary shares will be entitled to receive the fraction of the liquidation preference accorded each share of the applicable series of preferred stock, as set forth in the applicable prospectus supplement.

Redemption

If a series of preferred stock underlying the depositary shares is subject to redemption, the depositary shares will be redeemed from the proceeds received by the depositary resulting from the redemption, in whole or in part, of the preferred stock held by the depositary. Whenever we redeem any preferred stock held by the depositary, the depositary will redeem, as of the same redemption date, the number of depositary shares representing the preferred stock so redeemed. The depositary will mail the notice of redemption to the record holders of the depositary receipts promptly upon receiving the notice from us and no fewer than 20 or more than 60 days, unless otherwise provided in the applicable prospectus supplement, prior to the date fixed for redemption of the preferred stock.

Voting

Upon receipt of notice of any meeting at which the holders of preferred stock are entitled to vote, the depositary will mail the information contained in the notice of meeting to the record holders of the depositary receipts underlying the preferred stock. Each record holder of those depositary receipts on the record date will be entitled to instruct the depositary as to the exercise of the voting rights pertaining to the amount of preferred stock underlying that holder’s depositary shares. The record date for the depositary will be the same date as the record date for the preferred stock. The depositary will try, as far as practicable, to vote the preferred stock underlying the depositary shares in accordance with these instructions. We will agree to take all action which may be deemed necessary by the depositary in order to enable the depositary to vote the preferred stock in accordance with these instructions. The depositary will not vote the preferred stock to the extent that it does not receive specific instructions from the holders of depositary receipts.

Withdrawal of preferred stock

Owners of depositary shares will be entitled to receive upon surrender of depositary receipts at the principal office of the depositary:

•	the number of whole shares of preferred stock underlying their depositary shares; and

•	payment of any unpaid amount due to the depositary.

Partial shares of preferred stock will not be issued. Holders of preferred stock will not be entitled to deposit the shares under the deposit agreement or to receive depositary receipts evidencing depositary shares for the preferred stock.

Amendment and termination of deposit agreement

The form of depositary receipt evidencing the depositary shares and any provision of the deposit agreement may be amended by agreement between us and the depositary. However, any amendment which materially and adversely alters the rights of the holders of depositary shares, other than fee changes, will not be effective unless the amendment has been approved by at least a majority of the outstanding depositary shares. The deposit agreement may be terminated by the depositary or us only if:

•	all outstanding depositary shares have been redeemed; or

•	there has been a final distribution of the preferred stock in connection with our dissolution and such distribution has been made to all the holders of depositary shares.

Charges of depositary

We will pay all transfer and other taxes and governmental charges arising solely from the existence of the depositary arrangement. We will also pay charges of the depositary in connection with:

•	the initial deposit of the preferred stock;

•	the initial issuance of the depositary shares;

•	any redemption of the preferred stock; and

•	all withdrawals of preferred stock by owners of depositary shares.

Holders of depositary receipts will pay transfer, income and other taxes and governmental charges and other specified charges as provided in the deposit agreement for their accounts. If these charges have not been paid, the depositary may:

•	refuse to transfer depositary shares;

•	withhold dividends and distributions; and

•	sell the depositary shares evidenced by the depositary receipt.

Miscellaneous

The depositary will forward to the holders of depositary receipts all reports and communications we deliver to the depositary that we are required to furnish to the holders of the preferred stock. In addition, the depositary will make available for inspection by holders of depositary receipts at the principal office of the depositary, and at such other places as it may from time to time deem advisable, any reports and communications we deliver to the depositary as the holder of preferred stock.

Neither we nor the depositary will be liable if either of us is prevented or delayed by law or any circumstance beyond either of our control in performing our respective obligations under the deposit agreement. Our obligations and the depositary’s obligations will be limited to the performance in good faith by each party of their respective duties under the deposit agreement. Neither we nor the depositary will be obligated to prosecute or defend any legal proceeding in respect of any depositary shares or preferred stock unless satisfactory indemnity is furnished. We and the depositary may rely on:

•	written advice of counsel or accountants;

•	information provided by holders of depositary receipts or other persons believed in good faith to be competent to give such information; and

•	documents believed to be genuine and to have been signed or presented by the proper party or parties.

Resignation and removal of depositary

The depositary may resign at any time by delivering a notice to us. We may remove the depositary at any time. Any such resignation or removal will take effect upon the appointment of a successor depositary and its acceptance of such appointment. The successor depositary must be appointed within 60 days after delivery of the notice for resignation or removal. The successor depositary must be a bank and trust company having its principal office in the United States of America and having a combined capital and surplus of at least $50,000,000.

Federal income tax consequences

Owners of the depositary shares will be treated for Federal income tax purposes as if they were owners of the preferred stock underlying the depositary shares. As a result, owners will be entitled to take into account for Federal income tax purposes deductions to which they would be entitled if they were holders of such preferred stock. No gain or loss will be recognized for Federal income tax purposes upon the withdrawal of preferred stock in exchange for depositary shares. The tax basis of each share of preferred stock to an exchanging owner of depositary shares will, upon such exchange, be the same as the aggregate tax basis of the depositary shares exchanged. The holding period for preferred stock in the hands of an exchanging owner of depositary shares will include the period during which such person owned such depositary shares.

DESCRIPTION OF DEBT SECURITIES

The following description, together with the additional information we include in any applicable prospectus supplements, summarizes the material terms and provisions of the debt securities that we may offer under this prospectus. While the terms we have summarized below will apply generally to any future debt securities we may offer, we will describe the particular terms of any debt securities that we may offer in more detail in the applicable prospectus supplement. If we indicate in a prospectus supplement, the terms of any debt securities we offer under that prospectus supplement may differ from the terms we describe below.

We will issue the senior notes under the senior indenture which we will enter into with a trustee to be named in the senior indenture. We will issue the subordinated notes under the subordinated indenture which we will enter into with a trustee to be named in the subordinated indenture. We have filed forms of these documents as exhibits to the registration statement which includes this prospectus. We use the term “indentures” to refer to both the senior indenture and the subordinated indenture. The indentures will be qualified under the Trust Indenture Act. We use the term “debenture trustee” to refer to either the senior trustee or the subordinated trustee, as applicable.

The following summaries of material provisions of the senior notes, the subordinated notes and the indentures are subject to, and qualified in their entirety by reference to, all the provisions of the indenture applicable to a particular series of debt securities. Except as we may otherwise indicate, the terms of the senior indenture and the subordinated indenture are identical.

General

We will describe in each prospectus supplement the following terms relating to a series of notes:

•	the title;

•	any limit on the amount that may be issued;

•	whether or not we will issue the series of notes in global form, the terms and who the depositary will be;

•	the maturity date;

•	the annual interest rate, which may be fixed or variable, or the method for determining the rate and the date interest will begin to accrue, the dates interest will be payable and the regular record dates for interest payment dates or the method for determining such dates;

•	the terms of the subordination of any series of subordinated debt;

•	the place where payments will be payable;

•	the date, if any, after which, and the price at which, we may, at our option, redeem the series of notes pursuant to any optional redemption provisions;

•	the date, if any, on which, and the price at which we are obligated, pursuant to any mandatory sinking fund provisions or otherwise, to redeem, or at the holder’s option to purchase, the series of notes;

•	a discussion on any material or special United States federal income tax considerations applicable to the notes;

•	the denominations in which we will issue the series of notes, if other than denominations of $1,000 and any integral multiple thereof; and

•	any other specific terms, preferences, rights or limitations of, or restrictions on, the debt securities.

Conversion or Exchange Rights

We will set forth in the prospectus supplement the terms on which a series of notes may be convertible into or exchangeable for our common stock or other securities of ours. We will include provisions as to whether conversion or exchange is mandatory, at the option of the holder or at our option. We may include provisions pursuant to which the number of shares of our common stock or other securities of ours that the holders of the series of notes receive would be subject to adjustment.

Consolidation, Merger or Sale

The indentures contain covenants which restrict our ability to merge or consolidate, or sell, convey, transfer or otherwise dispose of all or substantially all of our assets, unless certain criteria set forth in the indentures are met. The indentures also provide that any successor to or acquirer of such assets must assume all of our obligations under the indentures or the notes, as appropriate.

Events of Default Under the Indenture

The following are events of default under the indentures with respect to any series of notes that we may issue:

•	if we fail to pay interest when due and our failure continues for 30 days and the time for payment has not been extended or deferred;

•	if we fail to pay principal or premium, if any, when due and the time for payment has not been extended or delayed;

•	if we fail to deposit any sinking fund payment when due and the time for payment has not been extended or delayed;

•	if we breach the restrictive covenants set forth in the indenture in connection with a merger, consolidation or transfer of substantially all of our assets;

•	if we fail to observe or perform any other covenant contained in the notes or the indentures, other than a covenant specifically relating to another series of notes, and our failure continues for 60 days after we receive notice from the debenture trustee or holders of at least 25% in aggregate principal amount of the outstanding notes of the applicable series;

•	if a debt owed by us or a significant subsidiary is not paid within any applicable grace period after final maturity or is accelerated by the holders thereof because of a default and the total amount of such indebtedness unpaid or accelerated exceeds $10,000,000;

•	if a judgment or decree for the payment of money in excess of $10,000,000 is entered against us or any significant subsidiary, remains outstanding for a period of 60 days following the entry of such judgment or decree and it is not discharged, waived or the execution thereof stayed; and

•	if specified events of bankruptcy, insolvency or reorganization occur as to us.

If an event of default with respect to notes of any series, except for certain defaults related to bankruptcy, insolvency or reorganization, occurs and is continuing, the debenture trustee or the holders of at least 25% in aggregate principal amount of the outstanding notes of that series, by notice to us in writing, and to the debenture trustee if notice is given by such holders, may declare the unpaid principal of, premium, if any, and accrued interest, if any, due and payable immediately. If an event of default related to bankruptcy, insolvency or reorganization occurs, the principal amount of all notes of any series shall automatically become immediately due and payable.

The holders of a majority in principal amount of the outstanding notes of an affected series may waive any default or event of default with respect to the series and its consequences if:

•	we have paid or deposited with the trustee a sum sufficient to pay i) all overdue interest on the notes of the applicable series, ii) the principal of and premium, if any, on any notes of the applicable series which have become due otherwise than by such declaration or acceleration and any interest thereon at the rate or rates prescribed therefore in such notes, iii) to the extent that payment of such interest is lawful, interest upon overdue interest at the rate or rates prescribed therefore in such notes and iv) all sums paid or advanced by the trustee hereunder and the reasonable compensation, expenses, disbursements and advances of the trustee, its agents and counsel; and

•	all events of default with respect to notes of the applicable series, other than the non-payment of principal of notes of such series which has become due solely by such declaration of acceleration, have been cured or waived as provided for in the indenture.

Subject to the terms of the indentures, if an event of default under an indenture shall occur and be continuing, the debenture trustee will be under no obligation to exercise any of its rights or powers under such indenture at the request or direction of any of the holders of the applicable series of notes, unless such holders have offered the debenture trustee reasonable indemnity. The holders of a majority in principal amount of the outstanding notes of any series will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the debenture trustee, or exercising any trust or power conferred on the debenture trustee, with respect to the notes of that series, provided that:

•	the direction so given by the holder is not in conflict with any law or the applicable indenture; and

•	the indenture trustee may take any other action it deems proper which is not inconsistent with such direction.

A holder of the notes of any series will not have the right to institute a proceeding under the indentures or to appoint a receiver or trustee, or to seek other remedies unless:

•	the holder has given written notice to the debenture trustee of a continuing event of default with respect to that series;

•	the holders of at least 25% in aggregate principal amount of the outstanding notes of that series have made written request, and such holders have offered reasonable indemnity to the debenture trustee to institute the proceeding as trustee; and

•	the debenture trustee does not institute the proceeding, and does not receive from the holders of a majority in aggregate principal amount of the outstanding notes of that series other conflicting directions within 60 days after the notice, request and offer.

These limitations do not apply to a suit instituted by a holder of notes if we default in the payment of the principal, premium, if any, or interest on, the notes.

We will periodically file statements with the debenture trustee regarding our compliance with specified covenants in the indentures.

Modification of Indenture; Waiver

We and the debenture trustee may change an indenture without the consent of any holders with respect to specific matters, including:

•	to fix any ambiguity, defect or inconsistency in the indenture; and

•	to change anything that does not materially adversely affect the interests of any holder of notes of any series.

In addition, under the indentures, the rights of holders of a series of notes may be changed by us and the debenture trustee with the written consent of the holders of at least a majority in aggregate principal amount of the outstanding notes of each series that is affected. However, we and the debenture trustee may only make certain changes with the consent of each holder of any outstanding notes affected, including:

•	extending the fixed maturity of the series of notes;

•	reducing the principal amount, reducing the rate of or extending the time of payment of interest, or any premium payable upon the redemption of any notes; or

•	reducing the percentage of notes, the holders of which are required to consent to any amendment.

Discharge

Each indenture provides that we can elect to be discharged from our obligations with respect to one or more series of debt securities, except for obligations to:

•	register the transfer or exchange of debt securities of the series;

•	replace stolen, lost or mutilated debt securities of the series;

•	maintain paying agencies;

•	hold monies for payment in trust; and

•	compensate and indemnify the trustee.

In order to exercise our rights to be discharged, we must, among other things, deposit with the trustee money or government obligations sufficient to pay all the principal of, any premium, if any, and interest on, the debt securities of the series on the dates payments are due.

Form, Exchange, and Transfer

We will issue the notes of each series only in fully registered form without coupons and, unless we otherwise specify in the applicable prospectus supplement, in denominations of $1,000 and any integral multiple thereof. The indentures provide that we may issue notes of a series in temporary or permanent global form and as book-entry securities that will be deposited with, or on behalf of, The Depository Trust Company or another depositary named by us and identified in a prospectus supplement with respect to that series. See “Legal Ownership of Securities” for a further description of the terms relating to any book-entry securities.

At the option of the holder, subject to the terms of the indentures and the limitations applicable to global securities described in the applicable prospectus supplement, the holder of the notes of any series can exchange the notes for other notes of the same series, in any authorized denomination and of like tenor and aggregate principal amount.

Subject to the terms of the indentures and the limitations applicable to global securities set forth in the applicable prospectus supplement, holders of the notes may present the notes for exchange or for registration of transfer, duly endorsed or with the form of transfer endorsed thereon duly executed if so required by us or the security registrar, at the office of the security registrar or at the office of any transfer agent designated by us for this purpose. Unless otherwise provided in the notes that the holder presents for transfer or exchange, we will make no service charge for any registration of transfer or exchange, but we may require payment of any taxes or other governmental charges.

We will name in the applicable prospectus supplement the security registrar, and any transfer agent in addition to the security registrar, that we initially designate for any notes. We may at any time designate additional transfer agents or rescind the designation of any transfer agent or approve a change in the office through which any transfer agent acts, except that we will be required to maintain a transfer agent in each place of payment for the notes of each series.

If we elect to redeem the notes of any series, we will not be required to:

•	issue, register the transfer of, or exchange any notes of that series during a period beginning at the opening of business 15 days before the day of mailing of a notice of redemption of any notes that may be selected for redemption and ending at the close of business on the day of the mailing; or

•	register the transfer of or exchange any notes so selected for redemption, in whole or in part, except the unredeemed portion of any notes we are redeeming in part.

Information Concerning the Debenture Trustee

The debenture trustee undertakes to perform only those duties as are specifically set forth in the applicable indenture. The debenture trustee is under no obligation to exercise any of the powers given it by the indentures at the request of any holder of notes unless it is offered reasonable security or indemnity against the costs, expenses and liabilities that it might incur.

Payment and Paying Agents

Unless we otherwise indicate in the applicable prospectus supplement, we will make payment of the interest on any notes on any interest payment date to the person in whose name the notes, or one or more predecessor securities, are registered at the close of business on the regular record date for the interest.

We will pay principal of and any premium and interest on the notes of a particular series at the office of the paying agents designated by us, except that unless we otherwise indicate in the applicable prospectus supplement, will we make interest payments by check which we will mail to the holder. Unless we otherwise indicate in a prospectus supplement, we will designate the corporate trust office of the debenture trustee in the City of New York as our sole paying agent for payments with respect to notes of each series. We will name in the applicable prospectus supplement any other paying agents that we initially designate for the notes of a particular series. We will maintain a paying agent in each place of payment for the notes of a particular series.

All money we pay to a paying agent or the debenture trustee for the payment of the principal of or any premium or interest on any notes which remains unclaimed at the end of two years after such principal, premium or interest has become due and payable will be repaid to us, and the holder of the security thereafter may look only to us for payment thereof.

Governing Law

The indentures and the notes will be governed by and construed in accordance with the laws of the State of New York, except to the extent that the Trust Indenture Act is applicable.

Subordination of Subordinated Notes

The subordinated notes will be unsecured and will be subordinate and junior in priority of payment to certain of our other indebtedness to the extent described in a prospectus supplement. The subordinated indenture does not limit the amount of subordinated notes which we may issue. It also does not limit us from issuing any other secured or unsecured debt.

DESCRIPTION OF WARRANTS

The following description, together with the additional information we may include in any applicable prospectus supplements, summarizes the material terms and provisions of the warrants that we may offer under this prospectus and the related warrant agreements and warrant certificates. While the terms summarized below will apply generally to any warrants that we may offer, we will describe the particular terms of any series of warrants in more detail in the applicable prospectus supplement. If we indicate in the prospectus supplement, the terms of any warrants offered under that prospectus supplement may differ from the terms described below. Specific warrant agreements will contain additional important terms and provisions and will be incorporated by reference as an exhibit to the registration statement which includes this prospectus.

General

We may issue warrants for the purchase of common stock, preferred stock and/or debt securities in one or more series. We may issue warrants independently or together with common stock, preferred stock and/or debt securities, and the warrants may be attached to or separate from these securities.

We will evidence each series of warrants by warrant certificates that we will issue under a separate agreement. We will enter into the warrant agreement with a warrant agent. Each warrant agent will be a bank that we select which has its principal office in the United States and a combined capital and surplus of at least $50,000,000. We will indicate the name and address of the warrant agent in the applicable prospectus supplement relating to a particular series of warrants.

We will describe in the applicable prospectus supplement the terms of the series of warrants, including:

•	the offering price and aggregate number of warrants offered;

•	the currency for which the warrants may be purchased;

•	if applicable, the designation and terms of the securities with which the warrants are issued and the number of warrants issued with each such security or each principal amount of such security;

•	if applicable, the date on and after which the warrants and the related securities will be separately transferable;

•	in the case of warrants to purchase debt securities, the principal amount of debt securities purchasable upon exercise of one warrant and the price at, and currency in which, this principal amount of debt securities may be purchased upon such exercise;

•	in the case of warrants to purchase common stock or preferred stock, the number of shares of common stock or preferred stock, as the case may be, purchasable upon the exercise of one warrant and the price at which these shares may be purchased upon such exercise;

•	the effect of any merger, consolidation, sale or other disposition of our business on the warrant agreement and the warrants;

•	the terms of any rights to redeem or call the warrants;

•	any provisions for changes to or adjustments in the exercise price or number of securities issuable upon exercise of the warrants;

•	the dates on which the right to exercise the warrants will commence and expire;

•	the manner in which the warrant agreement and warrants may be modified;

•	federal income tax consequences of holding or exercising the warrants;

•	the terms of the securities issuable upon exercise of the warrants; and

•	any other specific terms, preferences, rights or limitations of or restrictions on the warrants.

Before exercising their warrants, holders of warrants will not have any of the rights of holders of the securities purchasable upon such exercise, including:

•	in the case of warrants to purchase debt securities, the right to receive payments of principal of, or premium, if any, or interest on, the debt securities purchasable upon exercise or to enforce covenants in the applicable indenture; or

•	in the case of warrants to purchase common stock or preferred stock, the right to receive dividends, if any, or, payments upon our liquidation, dissolution or winding up or to exercise voting rights, if any.

Exercise of Warrants

Each warrant will entitle the holder to purchase the securities that we specify in the applicable prospectus supplement at the exercise price that we describe in the applicable prospectus supplement. Unless we otherwise specify in the applicable prospectus supplement, holders of the warrants may exercise the warrants at any time up to 5:00 P.M. New York City time on the expiration date that we set forth in the applicable prospectus supplement. After the close of business on the expiration date, unexercised warrants will become void.

Holders of the warrants may exercise the warrants by delivering the warrant certificate representing the warrants to be exercised together with specified information, and paying the required amount to the warrant agent in immediately available funds, as provided in the applicable prospectus supplement. We will set forth on the reverse side of the warrant certificate and in the applicable prospectus supplement the information that the holder of the warrant will be required to deliver to the warrant agent.

Upon receipt of the required payment and the warrant certificate properly completed and duly executed at the corporate trust office of the warrant agent or any other office indicated in the applicable prospectus supplement, we will issue and deliver the securities purchasable upon such exercise. If fewer than all of the warrants represented by the warrant certificate are exercised, then we will issue a new warrant certificate for the remaining amount of warrants. If we so indicate in the applicable prospectus supplement, holders of the warrants may surrender securities as all or part of the exercise price for warrants.

Enforceability of Rights By Holders of Warrants

Each warrant agent will act solely as our agent under the applicable warrant agreement and will not assume any obligation or relationship of agency or trust with any holder of any warrant. A single bank or trust company may act as warrant agent for more than one issue of warrants. A warrant agent will have no duty or responsibility in case of any default by us under the applicable warrant agreement or warrant, including any duty or responsibility to initiate any proceedings at law or otherwise, or to make any demand upon us. Any holder of a warrant may, without the consent of the related warrant agent or the holder of any other warrant, enforce by appropriate legal action its right to exercise, and receive the securities purchasable upon exercise of, its warrants.

LEGAL OWNERSHIP OF SECURITIES

We can issue securities in registered form or in the form of one or more global securities. We describe global securities in greater detail below. We refer to those persons who have securities registered in their own names on the books that we or any applicable trustee maintain for this purpose as the “holders” of those securities. These persons are the legal holders of the securities. We refer to those persons who, indirectly through others, own beneficial interests in securities that are not registered in their own names, as “indirect holders” of those securities. As we discuss below, indirect holders are not legal holders, and investors in securities issued in book-entry form or in street name will be indirect holders.

Book-Entry Holders

We may issue securities in book-entry form only, as we will specify in the applicable prospectus supplement. This means securities may be represented by one or more global securities registered in the name of a financial institution that holds them as depositary on behalf of other financial institutions that participate in the depositary’s book-entry system. These participating institutions, which are referred to as participants, in turn, hold beneficial interests in the securities on behalf of themselves or their customers.

Only the person in whose name a security is registered is recognized as the holder of that security. Securities issued in global form will be registered in the name of the depositary or its participants. Consequently, for securities issued in global form, we will recognize only the depositary as the holder of the securities, and we will make all payments on the securities to the depositary. The depositary passes along the payments it receives to its participants, which in turn pass the payments along to their customers who are the beneficial owners. The depositary and its participants do so under agreements they have made with one another or with their customers; they are not obligated to do so under the terms of the securities.

As a result, investors in a book-entry security will not own securities directly. Instead, they will own beneficial interests in a global security, through a bank, broker or other financial institution that participates in the depositary’s book-entry system or holds an interest through a participant. As long as the securities are issued in global form, investors will be indirect holders, and not holders, of the securities.

Street Name Holders

We may terminate a global security or issue securities in non-global form. In these cases, investors may choose to hold their securities in their own names or in “street name.” Securities held by an investor in street name would be registered in the name of a bank, broker or other financial institution that the investor chooses, and the investor would hold only a beneficial interest in those securities through an account he or she maintains at that institution.

For securities held in street name, we will recognize only the intermediary banks, brokers and other financial institutions in whose names the securities are registered as the holders of those securities, and we will make all payments on those securities to them. These institutions pass along the payments they receive to their customers who are the beneficial owners, but only because they agree to do so in their customer agreements or because they are legally required to do so. Investors who hold securities in street name will be indirect holders, not holders, of those securities.

Legal Holders

Our obligations, as well as the obligations of any applicable trustee and of any third parties employed by us or a trustee, run only to the legal holders of the securities. We do not have obligations to investors who hold beneficial interests in global securities, in street name or by any other indirect means. This will be the case whether an investor chooses to be an indirect holder of a security or has no choice because we are issuing the securities only in global form.

For example, once we make a payment or give a notice to the holder, we have no further responsibility for the payment or notice even if that holder is required, under agreements with depositary participants or customers or by law, to pass it along to the indirect holders but does not do so. Similarly, we may want to obtain the approval of the holders to amend an indenture, to relieve us of the consequences of a default or of our obligation to comply with a particular provision of the indenture or for other purposes. In such an event, we would seek approval only from the holders, and not the indirect holders, of the securities. Whether and how the holders contact the indirect holders is up to the holders.

Special Considerations for Indirect Holders

If you hold securities through a bank, broker or other financial institution, either in book-entry form or in street name, you should check with your own institution to find out:

•	how it handles securities payments and notices;

•	whether it imposes fees or charges;

•	how it would handle a request for the holders’ consent, if ever required;

•	whether and how you can instruct it to send you securities registered in your own name so you can be a holder, if that is permitted in the future;

•	how it would exercise rights under the securities if there were a default or other event triggering the need for holders to act to protect their interests; and

•	if the securities are in book-entry form, how the depositary’s rules and procedures will affect these matters.

Global Securities

A global security is a security held by a depositary which represents one or any other number of individual securities. Generally, all securities represented by the same global securities will have the same terms.

Each security issued in book-entry form will be represented by a global security that we deposit with and register in the name of a financial institution or its nominee that we select. The financial institution that we select for this purpose is called the depositary. Unless we specify otherwise in the applicable prospectus supplement, The Depository Trust Company, New York, New York, known as DTC, will be the depositary for all securities issued in book-entry form.

A global security may not be transferred to or registered in the name of anyone other than the depositary, its nominee or a successor depositary, unless special termination situations arise. We describe those situations below under “—Special Situations When a Global Security Will Be Terminated.” As a result of these arrangements, the depositary, or its nominee, will be the sole registered owner and holder of all securities represented by a global security, and investors will be permitted to own only beneficial interests in a global security. Beneficial interests must be held by means of an account with a broker, bank or other financial institution that in turn has an account with the depositary or with another institution that does. Thus, an investor whose security is represented by a global security will not be a holder of the security, but only an indirect holder of a beneficial interest in the global security.

If the prospectus supplement for a particular security indicates that the security will be issued in global form only, then the security will be represented by a global security at all times unless and until the global security is terminated. If termination occurs, we may issue the securities through another book-entry clearing system or decide that the securities may no longer be held through any book-entry clearing system.

Special Considerations for Global Securities

As an indirect holder, an investor’s rights relating to a global security will be governed by the account rules of the investor’s financial institution and of the depositary, as well as general laws relating to securities transfers. We do not recognize an indirect holder as a holder of securities and instead deal only with the depositary that holds the global security.

If securities are issued only in the form of a global security, an investor should be aware of the following:

•	An investor cannot cause the securities to be registered in his or her name, and cannot obtain non-global certificates for his or her interest in the securities, except in the special situations we describe below;

•	An investor will be an indirect holder and must look to his or her own bank or broker for payments on the securities and protection of his or her legal rights relating to the securities, as we describe under “Legal Ownership of Securities” above;

•	An investor may not be able to sell interests in the securities to some insurance companies and to other institutions that are required by law to own their securities in non-book-entry form;

•	An investor may not be able to pledge his or her interest in a global security in circumstances where certificates representing the securities must be delivered to the lender or other beneficiary of the pledge in order for the pledge to be effective;

•	The depositary’s policies, which may change from time to time, will govern payments, transfers, exchanges and other matters relating to an investor’s interest in a global security. We and any applicable trustee have no responsibility for any aspect of the depositary’s actions or for its records of ownership interests in a global security. We and the trustee also do not supervise the depositary in any way;

•	The depositary may, and we understand that DTC will, require that those who purchase and sell interests in a global security within its book-entry system use immediately available funds, and your broker or bank may require you to do so as well; and

•	Financial institutions that participate in the depositary’s book-entry system, and through which an investor holds its interest in a global security, may also have their own policies affecting payments, notices and other matters relating to the securities. There may be more than one financial intermediary in the chain of ownership for an investor. We do not monitor and are not responsible for the actions of any of those intermediaries.

Special Situations When a Global Security Will be Terminated

In a few special situations described below, the global security will terminate and interests in it will be exchanged for physical certificates representing those interests. After that exchange, the choice of whether to hold securities directly or in street name will be up to the investor. Investors must consult their own banks or brokers to find out how to have their interests in securities transferred to their own name, so that they will be direct holders. We have described the rights of holders and street name investors above.

The global security will terminate when the following special situations occur:

•	if the depositary notifies us that it is unwilling, unable or no longer qualified to continue as depositary for that global security and we do not appoint another institution to act as depositary within 90 days;

•	if we notify any applicable trustee that we wish to terminate that global security; or

•	if an event of default has occurred with regard to securities represented by that global security and has not been cured or waived.

The prospectus supplement may also list additional situations for terminating a global security that would apply only to the particular series of securities covered by the prospectus supplement. When a global security terminates, the depositary, and not we or any applicable trustee, is responsible for deciding the names of the institutions that will be the initial direct holders.

PLAN OF DISTRIBUTION

We may sell the securities being offered hereby in one or more of the following ways from time to time:

•	through dealers or agents to the public or to investors;

•	to underwriters for resale to the public or to investors;

•	directly to investors; or

•	through a combination of such methods.

We may determine the price or other terms of the securities offered under this prospectus by use of an electronic auction. We will describe how any auction will determine the price or other terms, how potential investors may participate in the auction and the nature of the underwriter’s obligations in the related supplement to this prospectus.

We will set forth in a prospectus supplement the terms of the offering of securities, including:

•	the name or names of any agents, dealers or underwriters;

•	the purchase price of the securities being offered and the proceeds we will receive from the sale;

•	any over-allotment options under which underwriters may purchase additional securities from us;

•	any agency fees or underwriting discounts and other items constituting agents’ or underwriters’ compensation;

•	any initial public offering price;

•	any discounts or concessions allowed or reallowed or paid to dealers; and

•	any securities exchanges on which such securities may be listed.

Underwriters, dealers and agents that participate in the distribution of the securities may be deemed to be underwriters as defined in the Securities Act and any discounts or commissions they receive from us and any profit on their resale of the securities may be treated as underwriting discounts and commissions under the Securities Act. We will identify in the applicable prospectus supplement any underwriters, dealers or agents and will describe their compensation. We may have agreements with the underwriters, dealers and agents to indemnify them against specified civil liabilities, including liabilities under the Securities Act. Underwriters, dealers and agents may engage in transactions with or perform services for us or our subsidiaries in the ordinary course of their businesses.

Certain persons that participate in the distribution of the securities may engage in transactions that stabilize, maintain or otherwise affect the price of the securities, including over-allotment, stabilizing and short-covering transactions in such securities, and the imposition of penalty bids, in connection with an offering. Certain persons may also engage in passive market making transactions as permitted by Rule 103 of Regulation M. Passive market makers must comply with applicable volume and price limitations and must be identified as passive market makers. In general, a passive market maker must display its bid at a price not in excess of the highest independent bid for such security; if all independent bids are lowered below the passive market maker’s bid, however, the passive market maker’s bid must then be lowered when certain purchase limits are exceeded.

LEGAL MATTERS

Foley & Lardner LLP, Detroit, Michigan, will provide us with an opinion as to the legal matters in connection with the securities we are offering.

EXPERTS

The consolidated financial statements of NPS as of December 31, 2004 and 2003 and for each of the years in the three-year period ended December 31, 2004 and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2004 have been incorporated by reference herein from our Annual Report on Form 10-K for the year ended December 31, 2004 in reliance upon the reports of KPMG LLP, an independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. We also filed a registration statement on Form S-3, including exhibits, under the Securities Act of 1933 with respect to the securities offered by this prospectus. This prospectus is a part of the registration statement, but does not contain all of the information included in the registration statement or the exhibits. You may read and copy the registration statement and any other document that we file at the SEC’s public reference room at 450 Fifth Street, N.W., Washington D.C. You can call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference room. You can also find our public filings with the SEC on the internet at a web site maintained by the SEC located at http://www.sec.gov.

INCORPORATION OF DOCUMENTS BY REFERENCE

The SEC allows us to “incorporate by reference” information that we file with them. Incorporation by reference allows us to disclose important information to you by referring you to those other documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We filed a registration statement on Form S-3 under the Securities Act of 1933, as amended, with the SEC with respect to the securities being offered pursuant to this prospectus. This prospectus omits certain information contained in the registration statement, as permitted by the SEC. You should refer to the registration statement, including the exhibits, for further information about us and the securities being offered pursuant to this prospectus. Statements in this prospectus regarding the provisions of certain documents filed with, or incorporated by reference in, the registration statement are not necessarily complete and each statement is qualified in all respects by that reference. Copies of all or any part of the registration statement, including the documents incorporated by reference or the exhibits, may be obtained upon payment of the prescribed rates at the offices of the SEC listed above in “Where You Can Find More Information.” The documents we are incorporating by reference are:

(a)	Our Annual Report on Form 10-K for the fiscal year ended December 31, 2004;

(b)	Our Definitive Proxy Statement filed on April 11, 2005;

(c)	Our Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 2005 and June 30, 2005;

(d)	Our Current Reports on Form 8-K filed on February 7, 2005, February 9, 2005, March 1, 2005, March 4, 2005, March 30, 2005, July 1, 2005, July 11, 2005, August 11, 2005, August 18, 2005, and August 23, 2005;

(e)	The description of our common stock contained in our Registration Statement on Form 8-A filed on May 23, 1994; and

(f)	The description of our Rights Agreement and Series A Junior Participating Preferred Stock contained in our Registration Statement on Form 8-A/A filed on February 21, 2003 and our Current Report on Form 8-K filed on December 19, 1996.

In addition, all documents subsequently filed by us pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, before the date our offering is terminated or complete are deemed to be incorporated by reference into, and to be a part of, this prospectus.

You may request a copy of these filings, at no cost, by writing to or telephoning us at the following address:

Corporate Secretary

NPS Pharmaceuticals, Inc.

383 Colorow Way

Salt Lake City, Utah 84108

(801) 583-4939

Any statement contained in this prospectus or in a document incorporated or deemed to be incorporated by reference into this prospectus will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or any other subsequently filed document that is deemed to be incorporated by reference into this prospectus modifies or supersedes the statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

You should rely only on information contained in, or incorporated by reference into, this prospectus and any prospectus supplement. We have not authorized anyone to provide you with information different from that contained in this prospectus or incorporated by reference in this prospectus. We are not making offers to sell the securities in any jurisdiction in which such an offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to anyone to whom it is unlawful to make such offer or solicitation.

7,000,000 Shares

NPS Pharmaceuticals, Inc.

Common Stock

PROSPECTUS SUPPLEMENT

September 8, 2005

LEHMAN BROTHERS